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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐
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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12
GT ADVANCED TECHNOLOGIES INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 22, 2014

Dear Stockholder:

        You are cordially invited to attend the Annual Meeting of Stockholders of GT Advanced Technologies Inc., which will be held on Wednesday, June 4, 2014, at 8:00 a.m., local time, at the offices of Ropes & Gray, LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts.

        The notice of annual meeting, proxy statement and proxy card (or voter instruction form if your shares are held through a broker, bank or other nominee) are enclosed along with a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2013. The notice and proxy statement are first being sent to stockholders on or about April 22, 2014.

        You will find information regarding the matters to be voted on at the annual meeting in the attached notice and proxy statement.

        Whether or not you plan to attend the 2014 Annual Meeting of Stockholders, it is important that your shares be represented. You may vote your shares by proxy by mailing a completed proxy card or by phone or the Internet by following the instructions provided on the enclosed proxy card or voter instruction form, as applicable.

        We look forward to seeing you at the meeting.

Sincerely,
Thomas Gutierrez President and Chief Executive Officer

243 Daniel Webster Highway
Merrimack, New Hampshire 03054

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

        The 2014 Annual Meeting of Stockholders of GT Advanced Technologies Inc. will be held on Wednesday, June 4, 2014, at 8:00 a.m., local time, at the offices of Ropes & Gray, LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts. At the 2014 Annual Meeting, we expect stockholders will consider and vote upon the following matters:

  1.
  To elect as directors to the Board of Directors the eight (8) nominees named in the attached proxy statement;

  2.
  To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014; and

  3.
  To conduct an advisory vote on executive officer compensation.

        The stockholders will also act on such other business as may properly come before the 2014 Annual Meeting or any adjournment or postponement thereof.

        Our Board of Directors recommends you vote "FOR": (i) each of the nominees for director named in this proxy statement, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and (iii) our 2013 executive officer compensation.

        You may vote at the 2014 Annual Meeting if you were a stockholder of record at the close of business on April 7, 2014. To ensure that your vote is properly recorded, please vote as soon as possible using the Internet, by phone or by mail, even if you plan to attend the 2014 Annual Meeting. You may still vote in person if you attend the 2014 Annual Meeting. For further details about voting, please refer to the section entitled "About the 2014 Annual Meeting" beginning on page 1 of the attached proxy statement.

        Our Annual Report on Form 10-K for the fiscal year ended December 31, 2013 is being sent with this notice and proxy statement.

IF YOU PLAN TO ATTEND:

        Please note that space limitations make it necessary to limit attendance to stockholders. Registration will begin at 7:30 a.m. Each stockholder may be asked to present valid picture identification, such as a driver's license or passport. Stockholders holding stock in brokerage accounts will need to bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership as of April 7, 2014 in order to be admitted to the meeting. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Directions to the 2014 Annual Meeting of Stockholders where you may vote in person can be found in the Investor Relations section of our website at www.gtat.com.

By Order of the Board of Directors,

Hoil Kim
Vice President, Chief Administrative Officer,
General Counsel and Secretary
April 22, 2014

2014 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

GT ADVANCED TECHNOLOGIES INC.
243 Daniel Webster Highway
Merrimack, New Hampshire 03054

PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS

June 4, 2014

        This proxy statement contains important information about the 2014 Annual Meeting of Stockholders of GT Advanced Technologies Inc. This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of GT Advanced Technologies Inc. for use at the 2014 Annual Meeting and at any adjournment of the 2014 Annual Meeting. All proxies will be voted in accordance with the instructions they contain. You may revoke your proxy at any time before it is exercised at the 2014 Annual Meeting by giving our Secretary written notice to that effect, by submitting a later dated proxy or by attending the meeting and voting in person. If you need directions to the 2014 Annual Meeting of Stockholders, please call GTAT's Investor Relations Group at (603) 883-5200 or visit the Investor Relations section of our website at www.gtat.com.

ABOUT THE 2014 ANNUAL MEETING

        References to the "Company," "GTAT," "we," "us" and "our" in this proxy statement mean GT Advanced Technologies Inc., operating through its subsidiaries.

Who is soliciting my vote?

        The Board of Directors of GT Advanced Technologies Inc. (the "Board of Directors" or the "Board") is soliciting your vote at the 2014 Annual Meeting of Stockholders ("2014 Annual Meeting").

What am I voting on?

        You are voting on:

  •
  Proposal 1: Election of the nominees named in this proxy statement to the Board of Directors.

  •
  Proposal 2: Ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014.

  •
  Proposal 3: Approval of executive officer compensation (on an advisory basis).

        The stockholders will also act on any other business that may properly come before the 2014 Annual Meeting.

How does the Board recommend that I vote my shares?

        The Board recommends a vote "FOR": (i) each of the nominees for director named in this proxy statement, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and (iii) our 2013 executive officer compensation.

Who is entitled to vote?

        Only stockholders of record at the close of business on April 7, 2014 will be entitled to vote at the 2014 Annual Meeting. As of that date, we had outstanding 136,380,781 shares of our common stock. Each share of common stock is entitled to one vote on each proposal submitted to the shareholders at the 2014 Annual Meeting. There is no cumulative voting.

How many votes must be present to hold the meeting?

        Your shares are counted as present at the 2014 Annual Meeting if you attend the meeting and vote in person or if you return a properly completed proxy by Internet, telephone or mail (or a voting instruction form if you are not the registered owner of your shares). In order for us to convene the 2014 Annual Meeting, holders of a majority of our outstanding shares of common stock as of April 7, 2014 must be present in person or by proxy at the 2014 Annual Meeting. This is referred to as a quorum. Proxy cards or voting instruction forms that reflect abstentions and "broker non-votes" (as described below) will be counted as shares present to determine whether a quorum exists to hold the 2014 Annual Meeting, but will not be counted as voting on a particular matter.

What is a "broker non-vote"?

        If the shares that you own are held of record in the name of a broker, bank or other nominee, they are considered to be held in "street name" by the broker, bank or nominee. The brokerage firm, bank or nominee, as the record holder of your shares, is required to vote your shares according to your instructions. In order to vote your shares held in "street name," you will need to follow the instructions your brokerage firm, bank or other nominee provides you.

        Under the applicable rules of the NASDAQ Stock Market, if you do not give instructions to your brokerage firm, it will still be able to vote your shares with respect to certain "discretionary" items, but it will not be allowed to vote your shares with respect to certain "non-discretionary" items. The ratification of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 (Proposal 2) is considered to be a discretionary item under NASDAQ rules and your brokerage firm, bank or nominee will be able to vote on that item even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (Proposal 1), and the advisory vote on 2013 executive officer compensation (or "say-on-pay" advisory vote) (Proposal 3) are "non-discretionary" items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote with respect to these proposals and those votes will be counted as "broker non-votes." "Broker non-votes" are shares that are held in "street name" by a brokerage firm, bank or nominee that indicates on its proxy that it does not have or did not exercise discretionary authority to vote on a particular matter.

How do "broker non-votes" impact the calculation of a quorum or the voting on matters considered at the 2014 Annual Meeting?

        "Broker non-votes," if any, will not be counted in determining whether a majority (or plurality) of the vote of the shares present and entitled to vote have been cast, or whether a matter requiring a majority (or plurality) of the shares present and entitled to vote has been approved.

        As noted above, stockbrokers, banks and other nominees will have discretionary authority with respect to routine matters such as the ratification of the appointment of our independent registered public accounting firm; however, they will not have discretionary authority with respect to the election of directors or the executive compensation (also referred to as "say-on-pay") advisory vote. As a result, with respect to all matters other than ratification of the appointment of our independent registered public accounting firm, if the beneficial owners have not returned a voting instruction form and provided instructions to the stockbroker, bank and other nominee, as applicable, with respect to that matter, those beneficial owners' shares will be included in determining whether a quorum is present but will not be voted and will have no effect on the vote for such matters.

        We encourage you to promptly and accurately complete the voting instruction form provided by your broker so your votes are counted in accordance with your wishes at the 2014 Annual Meeting.

How many votes are needed for the proposal to pass?

        A plurality of the voting power present in person or represented by proxy and entitled to vote at the 2014 Annual Meeting is required for the election of each director. Accordingly, the eight (8) nominees for director identified in this proxy statement who receive the highest number of votes at the 2014 Annual Meeting will be elected. Votes for directors that are withheld and broker non-votes will have no effect on the election of directors.

        Approval of proposal 2 (ratification of Deloitte & Touche LLP as our independent registered public accounting firm) requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote at the 2014 Annual Meeting. Proposal 3 (advisory vote on executive compensation) is advisory and therefore there is no vote that is required for approval. For proposal 3, although the vote is non-binding, the Board of Directors and the Compensation Committee value the views of the stockholders and will consider the results when making future compensation decisions for our named executive officers.

What if I vote "WITHHOLD" or "ABSTAIN"?

        In the election of directors, you may vote "FOR" all or some of the nominees or you may vote to "WITHHOLD" with respect to one or more of the nominees. A vote to "WITHHOLD" on the election of directors will have no effect on the outcome of the director elections (but will result in your shares being counted as present for purposes of determining whether enough votes are present to hold the 2014 Annual Meeting).

        For (i) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014 and (ii) our 2013 executive officer compensation, you may vote "FOR", "AGAINST" OR "ABSTAIN". If you "ABSTAIN", your shares will be counted as present for purposes of determining whether enough votes are present to hold the 2014 Annual Meeting, but a vote to "ABSTAIN" on the ratification of the appointment of the independent registered public accounting firm will have the effect of a vote of "AGAINST".

How do I vote?

        If your shares are registered directly in your name with GTAT's transfer agent, Computershare Inc., or "Computershare," you are considered, with respect to those shares, the holder of record. You can vote either in person at the meeting or by proxy without attending the 2014 Annual Meeting. Holders of record have three options for submitting their votes by proxy: (1) using the Internet, (2) by phone or (3) by mail. Please follow the voting instructions on your proxy card. Proxies submitted by the Internet or telephone must be received by 11:59 p.m. Eastern Time on June 3, 2014.

        If you hold your GTAT stock in "street name", your ability to vote by telephone, by mail or over the Internet depends on your broker's voting process. Please follow the directions on your voter instruction form carefully.

        Even if you plan to attend the 2014 Annual Meeting, we encourage you to vote your shares by proxy. If you plan to vote in person at the 2014 Annual Meeting and you hold your shares of GTAT common stock in "street name," you must bring a copy of the voting instruction card or a brokerage statement reflecting stock ownership on the close of business on the record date (April 7, 2014) to be admitted to the 2014 Annual Meeting and you must obtain a proxy from your broker and bring that proxy to the 2014 Annual Meeting.

Can I change or revoke my vote?

        Yes. You can change or revoke your vote at any time before the polls close at the 2014 Annual Meeting by (1) submitting another timely and later-dated proxy by Internet, telephone or mail, (2) delivering written instructions to our Secretary prior to the meeting, or (3) attending the meeting and voting in person. Your attendance at the meeting alone will not revoke your proxy.

        If you hold shares in "street name," you must follow the instructions on your voting instruction form to revoke any prior voting instructions.

Who counts the votes?

        We have hired Computershare to count the votes represented by proxies cast by ballot, telephone and the Internet. A representative of Computershare will act as Inspector of Election and will be present at the 2014 Annual Meeting.

What if I return my proxy card but don't vote for some of the matters listed?

        If you are the record holder of your shares and return a signed proxy card without indicating your vote, your shares will be voted "FOR" (i) each of the nominees for director named in this Proxy Statement, (ii) the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2014, and (iii) our 2013 executive officer compensation.

        If you are the beneficial owner of your shares, you must follow the instructions on the voting instruction form to vote your shares. Please also see the discussion on "What is a "broker non-vote?" above.

Can other matters be decided at the 2014 Annual Meeting?

        We are not aware of any other matters that will be considered at the 2014 Annual Meeting. If any other matters are properly presented at the 2014 Annual Meeting, Thomas Gutierrez, Kenwardev Raja Singh Bal and Hoil Kim, the named proxies, will vote or act in accordance with their best judgment on such matters.

Who can attend the meeting?

        The 2014 Annual Meeting is open to all GTAT stockholders. If you need directions for the 2014 Annual Meeting, please call GTAT's Investor Relations Department at (603) 883-5200 or visit the Investor Relations section of our website at www.gtat.com. The location for the 2014 Annual Meeting is the offices of Ropes & Gray, LLP, Prudential Tower, 800 Boylston Street, Boston, Massachusetts. Signs will direct you to the meeting room at Ropes & Gray's facilities and staff will be on hand to direct stockholders to the meeting room. You need not attend the 2014 Annual Meeting to vote.

What happens if the 2014 Annual Meeting is postponed or adjourned?

        Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is voted.

Can I access the Proxy Statement and Annual Report on the Internet?

        Yes. Our proxy statement and Annual Report to Stockholders are available on our website at http://investor.gtat.com.

Where can I find the voting results?

        We will report the voting results in a Form 8-K within four business days after the end of our 2014 Annual Meeting.

PROPOSAL 1—ELECTION OF DIRECTORS

Certain Information Regarding Directors

        There are eight nominees for election to our Board of Directors this year. Each director is elected annually to serve until the next annual meeting or until such director's successor is elected and qualified or until such director's earlier death, resignation or removal.

        If you are the record holder of your shares and sign your proxy but do not give instructions with respect to voting for directors, your shares will be voted for the eight persons recommended by the Board. If you wish to give specific instructions with respect to voting for directors, you may do so by indicating your instructions on your proxy card or, if you are the beneficial owner (but not the record owner) of your shares, you must follow the instructions on the voting instruction card provided to you by the record owner of the shares.

        The Nominating and Corporate Governance Committee has recommended to the Board the nomination of the eight nominees set forth below, and the Board has nominated the eight nominees set forth below for election at the 2014 Annual Meeting. All of the nominees have indicated to GTAT that they will be available to serve as directors. Each nominee currently serves as a director of GTAT. In the event that any nominee should become unavailable, the named proxies, Thomas Gutierrez, Kenwardev Raja Singh Bal and Hoil Kim, will vote for a nominee or nominees designated by the Board, unless the Board chooses to reduce the number of directors serving on the Board. Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of eight members (and there are no vacancies).

        Under the rules of the U.S. Securities and Exchange Commission, we are required to disclose that proxies cannot be voted for a greater number of persons than the number of nominees named, in this case eight nominees.

        Set forth below is the principal occupation and other information about the nominees based on information furnished to us by each director. Following each nominee's biographical information, we have provided information concerning the particular experience, qualifications, attributes and/or skills that led the Nominating and Corporate Governance Committee and the Board to conclude that each nominee should serve as a director. Information about the number of shares of GTAT common stock beneficially owned by each director appears below under the heading "Beneficial Stock Ownership of Directors, Executive Officers and Persons Owning More than Five Percent of Common Stock." There are no family relationships among any of the directors and executive officers of GTAT.

J. Michal Conaway Director Age: 65 Committee Memberships: Audit (Chair), Nominating and Corporate Governance Director since: 2008	J. Michal Conaway has served as a director since May 2008. He is the founder and has served as the Chief Executive Officer of Peregrine Group, LLC, an executive consulting firm, since 2002, and has been providing consulting services since 2000. Prior to 2000, Mr. Conaway held various management and executive positions, including serving as Chief Financial Officer of Fluor Corporation, an engineering, procurement, construction and maintenance services provider. He serves as a director of Quanta Services, Inc., a provider of specialized contracting services. Within the last five years, Mr. Conaway also served as a director of Cherokee International Corporation, a designer and manufacturer of power supplies for original equipment manufacturing, and two privately-held companies, Enterra Holdings Ltd., which provides worldwide consulting services through one of its subsidiaries, Golder Associates, and Elgin National Industries, Inc., which provides specialized engineering, procurement and construction services, mining equipment and specialty building materials. Mr. Conaway holds an M.B.A. degree from Pepperdine University and is a Certified Public Accountant.

Key Attributes, Experience and Skills:
Mr. Conaway was selected to serve as a director because he has extensive accounting and financial experience, including having served as Chief Financial Officer of multiple public companies, and due to his related operating, financial and strategic experience, and his extensive previous service on the board of directors of several public and private companies (including service on their Audit Committees).

Kathleen A. Cote Director Age: 65 Committee Membership: Audit Director since: 2012	Kathleen A. Cote has served as a director since March 2012. Ms. Cote was the Chief Executive Officer of Worldport Communications, Inc., a European provider of Internet managed services, from May 2001 to June 2003. From September 1998 until May 2001, she served as President of Seagrass Partners, a provider of expertise in business planning and strategic development for early stage companies. From November 1996 until January 1998, she served as President and Chief Executive Officer of Computervision Corporation, an international supplier of product development and data management software. Ms. Cote is currently a director of Western Digital Corporation, a provider of computer hard disk drives, and VeriSign, Inc., a provider of Internet infrastructure services. Within the last five years, Ms. Cote also served as a director of Asure Software, Inc. (formerly Forgent Networks, Inc.), a provider of web-based workforce management solutions, and 3Com Corporation, a global enterprise networking solutions provider. Ms. Cote holds an Honorary Doctorate from the University of Massachusetts, an M.B.A. degree from Babson College, and a B.A. degree from the University of Massachusetts, Amherst.

Key Attributes, Experience and Skills:
Ms. Cote was selected to serve as a director because she has numerous years of experience overseeing global companies focused on technology and operations and brings a proven expertise in assisting growing enterprises. In addition, Ms. Cote's financial skills, developed over years with various companies, bring to the Board of Directors a solid understanding of financial statements and financial markets. She has also served on numerous public company boards of directors, including on the audit and governance committees of those boards. We believe these experiences, qualifications, attributes and skills qualify her to serve as a member of our Board of Directors.

Ernest L. Godshalk Director Age: 69 Committee Membership: Compensation(Chair) Director since: 2006	Ernest L. Godshalk has served as a director since July 2006. From 1993 until 2012, Mr. Godshalk served as the Managing Director of Elgin Management Group, a private investment company. From February 2001 until he retired in December 2004, Mr. Godshalk served as President, Chief Operating Officer and a director of Varian Semiconductor Equipment Associates, Inc., a supplier of semiconductor manufacturing equipment. He is also a director of Hittite Microwave Corporation, which provides integrated circuits, modules and systems for technically demanding radio frequency, microwave and millimeterwave applications. Within the last five years, Mr. Godshalk also served as a director of Verigy Ltd., a provider of test systems and solutions to the semiconductor industry. Mr. Godshalk is a graduate of Yale University and Harvard Business School, and is a Board Leadership Fellow of the National Association of Corporate Directors.

Key Attributes, Experience and Skills:
Mr. Godshalk was selected to serve as a director for his experience in management, accounting and finance, his extensive knowledge of our industry that was gained from his employment as a senior operating executive and chief financial officer of public companies engaged in businesses similar to ours, his experience as a director of other public companies, as well as his educational background.

Thomas Gutierrez Director Age: 65 Director since: 2009	Thomas Gutierrez was appointed our President and Chief Executive Officer and a director in October 2009. He served as Chief Executive Officer and a member of the board of directors of Xerium Technologies Inc., a company that develops, manufactures and markets technically advanced synthetic textiles, from 2001 to 2008. From 1995 to 2001, Mr. Gutierrez also served as Chief Executive Officer of Invensys Power Systems, a provider of power control and energy storage products, systems and services for industrial applications. Mr. Gutierrez has extensive international experience in product development, manufacturing, marketing and sales. Mr. Gutierrez has also held various positions with Pulse Engineering from 1992 to 1994, Pitney Bowes, Inc. from 1985 to 1992 and Motorola, Inc. from 1981 to 1984. Mr. Gutierrez currently serves on the board of directors of Verso Paper Corp., a provider of coated papers, and PhytoChem Pharmaceuticals, a pharmaceutical company he founded. Within the last five years, Mr. Gutierrez also served as a director of Veeco Instruments Inc., a global provider of process equipment solutions for data storage, LED, solar and other advanced manufacturers, a director of Comverge, Inc., a provider of clean energy alternatives, and a director of Xerium Technologies, Inc. He received his BSc. degree in Electrical Engineering from Florida Institute of Technology.

Key Attributes, Experience and Skills:
Mr. Gutierrez was selected to serve as a director for his extensive international experience in product development, manufacturing, marketing and sales in the energy storage industry and other related industries and his service as a director of a public company. Mr. Gutierrez's training and established leadership skills, including having served as Chief Executive Officer of a public company, enable him to provide operational, strategic and financial guidance.

Matthew E. Massengill Chairman of the Board Age: 53 Committee Memberships: Nominating and Corporate Governance (Chair) Director since: 2008	Mr. Massengill has served as a director since September 2008 and as Chairman of the Board since November 2010. Mr. Massengill served as Chairman of the Board of Western Digital Corporation, a provider of computer hard disk drives, from November 2001 to March 2007. Mr. Massengill served as President and Chief Executive Officer of Western Digital Corporation from January 2000 to October 2005. Mr. Massengill currently serves as a director of Western Digital Corporation and MicroSemi Corporation, an integrated circuits and semiconductor manufacturing company. Within the last five years, Mr. Massengill also served as a director of Conexant Systems, Inc., which designs, develops and sells semiconductor system solutions, and ViewSonic Corporation, a global provider of LCD and CRT display products. Mr. Massengill holds a B.S. in engineering from Purdue University.

Key Attributes, Experience and Skills:
Mr. Massengill was selected to serve as a director because he has technical training and over 20 years business and leadership experience in the technology industry, including service as the Chief Executive Officer of a public company in the technology industry and service on the boards of directors of several public companies.

Robert E. Switz Director Age: 67 Committee Memberships:Audit, Nominating and Corporate Governance Director since: 2011	Mr. Switz has served as a director since May 2011. Mr. Switz served as a director, President and Chief Executive Officer of ADC Telecommunications, Inc., a supplier of network infrastructure products and services, from 2003 to 2010, and as its Chairman from 2008 to 2010. Mr. Switz served as ADC's Chief Financial Officer as well as Executive Vice President from 1994 to 2003. Mr. Switz also served as President and Chief Financial Officer of ADC's former Broadband Access and Transport Group from November 2000 to April 2001. Prior to joining ADC, Mr. Switz was employed by Burr-Brown Corporation, a manufacturer of precision micro-electronics, including as Vice President, Chief Financial Officer and Director, Ventures & Systems Business. Mr. Switz is also a director of Broadcom Corporation, a manufacturer of semiconductor solutions for wired and wireless communications, and Micron Technology, Inc., a manufacturer of advanced memory and semiconductor technology. During the past five years, Mr. Switz also served on the board of directors of ADC Telecommunications, Inc. and Leap Wireless International, Inc., a provider of wireless communications services. Mr. Switz holds a B.S. in Marketing/Economics from Quinnipiac University and an MBA in Finance from the University of Bridgeport.

Key Attributes, Experience and Skills:
Mr. Switz was selected as a director due to his extensive operations, finance and international experience in the technology industry, including service as a Chief Executive Officer of a large and growing organization. Mr. Switz also offers in-depth expertise in finance and accounting, both due to his tenure as a Chief Financial Officer and service as an Audit Committee financial expert with another public company. Mr. Switz also brings considerable directorial and governance experience through his past service on the board of directors of public companies.

Noel G. Watson Director Age: 77 Committee Memberships: Compensation Director since: 2008
Noel G. Watson has served as a director since November 2008. Mr. Watson is the Chairman of the Board of Jacobs Engineering Group Inc., a provider of technical, professional and construction services, a position he has held since 2006. Mr. Watson served as Chief Executive Officer of Jacobs Engineering Group Inc. from November 1992 to April 2006 and as President of Jacobs Engineering Group Inc. from 1987 to July 2002. Mr. Watson holds a B.S. in chemical engineering from the University of North Dakota.

Key Attributes, Experience and Skills:
Mr. Watson was selected to serve as a director for his technical training, leadership experience and service on the other boards of directors for other companies, including service as the Chief Executive Officer of a public company.

Thomas Wroe, Jr. Director Age: 63 Committee Memberships: Compensation Director since: 2013	Thomas Wroe, Jr. has served as a director since February 2013. Mr. Wroe has served as Chairman of the Board of Sensata Technologies Holdings N.V., a mission-critical sensor and control manufacturer, since March 2010, and served as its Chief Executive Officer from March 2010 to December 2012. From June 2006 to March 2010, Mr. Wroe served as Chief Executive Officer and director of its principal operating subsidiary, Sensata Technologies, Inc., and as Chairman of the Board since 2006. From June 1995 to June 2006, Mr. Wroe served as the President of the Sensors & Controls business of Texas Instruments Incorporated, a global semiconductor design and manufacturing company, and as a Senior Vice President of Texas Instruments Incorporated from March 1998 to June 2006. Mr. Wroe also serves on the board of directors, Audit, Compensation and Nominating and Corporate Governance Committees of Chase Corporation, a manufacturer of industrial coatings and tapes for high reliability applications with a global customer base operating in diverse market sectors.

Key Attributes, Experience and Skills:
Mr. Wroe's strong executive experience, including as chief executive of a large public company, provides a well-rounded global perspective. He has experience in the oversight of complex operations and engineering, acquisitions and integration, manufacturing and customer relations, and offers additional business development expertise to the Board.

Vote Required

        The eight persons named in this Proxy Statement receiving the highest number of "FOR" votes represented by shares of GTAT common stock present in person or represented by proxy at the 2014 Annual Meeting will be elected.

Recommendation

        The Board of Directors recommends that you vote "FOR" the election of each of the eight nominees identified above.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

        In August 2009, our Nominating and Corporate Governance Committee adopted corporate governance guidelines, which include guidelines for determining director independence, qualifications for directors and established certain duties for the Board. In March 2013, the Corporate Governance Guidelines were amended to provide for processes for reviewing Board committee assignments and Board committee chair positions with a view towards balancing director experience and interest, committee continuity and needs, and evolving legal and regulatory considerations. Our Corporate Governance Guidelines, as amended, provide that directors should not be nominated for election to the Board after their 73rd birthday, although the Board may nominate candidates over age 73 if the Board deems appropriate in the stockholders' best interests and GTAT's best interests. Mr. Watson, a current director who is being nominated for reelection to the Board at the 2014 Annual Meeting, has reached the age of 77. Mr. Watson has served as a director since 2008, and is a key board member with strong management and industry experience. As a result, the Board has determined that it is appropriate and in our stockholders' and our best interests to nominate Mr. Watson for an additional one-year term. The Corporate Governance Guidelines are published on the Company's website (www.gtat.com) under the Corporate Governance section of the Investor Relations page.

Board Leadership Structure

Separation of the Chairman of the Board and the President/CEO Roles

        Matthew E. Massengill has served as Chairman of our Board of Directors since November 2010. Including Mr. Massengill, our Board has seven independent directors. Thomas Gutierrez, who has served as our President and Chief Executive Officer (CEO), is also a member of our Board of Directors. Mr. Gutierrez has served in each of these positions since October 2009.

        We believe that our current leadership structure has been effective for GTAT. We believe that having different individuals serve as CEO and Chairman of the Board and having independent chairs for each of our board committees provides an effective form of leadership for GTAT. Our President and CEO is responsible for managing the Company and, based on feedback we have received, we believe he is seen by our customers, business partners, investors and other stakeholders as providing strong leadership for GTAT. The Chairman of the Board, in comparison, provides leadership on corporate governance and matters relating to Board deliberations. Each of the committee chairs performs a similar leadership role with regard to each committee.

        Our Board has three standing independent committees with separate chairs—the Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee. Our corporate governance guidelines provide that our non-management directors will meet in executive session regularly, and after each executive session a designated director will update the CEO on the key items discussed. These guidelines further provide that directors participating in the executive sessions may make recommendations for consideration by the full Board.

Risk Oversight

        We believe that our President and CEO, together with the Chairman of the Board, the independent committees and the full board of directors, provides effective oversight of the Company's risk management function. Our full Board regularly engages in discussions of risk management and receives reports on business, regulatory, operational and other risks from our officers, employees and our advisors on a regular basis. The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives periodic reports from the appropriate "risk owner" within the organization to enable it to understand our risk identification, risk management and risk mitigation strategies. Our Board also provides direction on mitigating the risks identified by management, employees and external advisors. Each of our Board committees also considers the risks to our operations and business within its area of responsibilities. For example:

  •
  financial reporting risks are typically addressed in the Audit Committee through review of internal audits, reviewing the services provided by the independent auditor, the independence of such auditors, committee agenda items, ethics and whistleblower updates and other discussions (in addition, the Audit Committee and Board regularly review information regarding our liquidity, indebtedness and operations, as well as the risks associated with each);

  •
  in consultation with our independent executive compensation consultants, our Compensation Committee reviews executive compensation and retention risks as part of its on-going executive compensation review and individual compensation discussions; and

  •
  Nominating and Corporate Governance Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, membership and structure, succession planning for our directors and executive officers, and corporate governance. In addition, the full Board of Directors annually reviews executive succession planning and development.

Board Diversity

        Our Board does not have a specific diversity policy, but it, and the Nominating and Corporate Governance Committee, considers diversity of race, ethnicity, gender, age, cultural background and professional experiences in evaluating candidates for Board membership. Our Company believes that diversity is important because a variety of experiences and points of view contributes to a more effective decision-making process. During Fiscal 2013, the Board had two female board members, Kathleen Cote and Mary Petrovich (Ms. Petrovich resigned in January 2014 due to health-related issues).

Board Composition

        Our amended and restated certificate of incorporation provides that our Board of Directors shall consist of such number of directors as determined from time to time by resolution adopted by a majority of the total number of directors then in office. Our Board of Directors currently consists of eight members. Any additional directorships resulting from an increase in the number of directors or any vacancies may only be filled by a vote of the majority of the directors then in office. The term of office for each director will be until such director's successor is elected and qualified or until such director's earlier death, resignation or removal. Elections for all directors will be held annually.

Director Independence

        The Board has determined that each of the directors, other than Mr. Gutierrez, qualifies as "independent" as the term independence is defined by Rule 5605(a)(2) of the NASDAQ Stock Market LLC, or NASDAQ, Marketplace Rules. The Board has not adopted categorical standards in making its determination of independence and instead relies on standards set forth in the NASDAQ Marketplace Rules.

        Our Board of Directors held fifteen meetings in the fiscal year ended December 31, 2013. Each director attended at least 75% of the cumulative Board meetings and the meetings held by all of the committees on which he or she served during the periods that he or she served, except for Mr. Wroe, who attended 70% of the cumulative Board and Compensation Committee meetings.

        Recognizing that director attendance at the Annual Meeting can provide our stockholders with an opportunity to communicate with Board members about issues affecting GTAT, we encourage our directors to attend the annual meeting of stockholders. All of the directors serving at the time of the 2013 Annual Meeting attended and were present at the 2013 Annual Meeting, except Mr. Gutierrez.

Committees of the Board of Directors

        We currently have an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Each of the Audit Committee, Compensation Committee and the Nominating and Corporate Governance Committee currently consist of three persons. All of the members of our Audit Committee, Compensation Committee, and Nominating and Corporate Governance Committee are currently (and were, during Fiscal 2013) "independent" as defined by the NASDAQ Marketplace Rules. All of the members of our Audit Committee are "independent" as defined by the rules of the Securities and Exchange Commission, or SEC, with respect to Audit Committee membership. The composition of the Audit Committee is also consistent with the requirements of Rule 5605(c)(2) of the NASDAQ Marketplace Rules and the composition of the Compensation Committee is also consistent with the requirements of Rule 5605(d)(2) of the NASDAQ Marketplace Rules.

        The following table shows the current membership of the three standing board committees.

Name	Audit Committee		Compensation Committee		Nominating and Corporate Governance Committee
J. Michal Conaway	X	*			X
Kathleen A. Cote	X
Ernest L. Godshalk			X	*
Thomas Gutierrez
Matthew E. Massengill					X	*
Noel G. Watson			X
Robert E. Switz	X				X
Thomas Wroe, Jr.			X

*
Committee Chair

Audit Committee

        The Audit Committee consists of Messrs. Conaway (Chair), and Switz and Ms. Cote. The Audit Committee assists the Board of Directors in its oversight of (i) the integrity of GTAT's financial statements and its financial reporting process, (ii) the systems of internal accounting and financial controls, (iii) the performance of our independent auditor, (iv) the independent auditor's qualifications and independence, and (v) our compliance with legal and regulatory requirements.

        The Audit Committee is responsible for, among other things:

  •
  selecting, retaining and terminating the independent auditors, establishing the compensation for the independent auditors and resolving disputes between management and the independent auditors regarding financial reporting;

  •
  discussing with the auditor the overall scope of the audit and the plan for its audit;

  •
  annually reviewing the independent auditors' report describing the auditing firms' internal quality-control procedures and any material issues raised by the most recent internal quality-control review, or peer review, of the auditing firm;

  •
  discussing the annual audited financial statements and quarterly financial statements with management and the independent auditor;

  •
  discussing earnings press releases, as well as financial information and earnings guidance;

  •
  discussing with management, the internal auditor and the independent auditors policies with respect to the adequacy and effectiveness of our accounting and financial controls, including our policies and procedures to assess, monitor and manage risk of financial misstatements or deficiencies in internal controls, and legal and ethical compliance programs;

  •
  periodically meeting separately with management, internal auditors and the independent auditor;

  •
  discussing with the independent auditor matters related to the audit required by applicable accounting regulations, including any difficulties encountered in the course of audit work, any restrictions on the scope of services or access to requested information and any significant disagreements with management;

  •
  handling such other matters that are specifically delegated to the Audit Committee by the Board of Directors from time to time; and

  •
  reporting regularly to the full Board of Directors.

        Each member of the Audit Committee has the ability to read and understand fundamental financial statements. Our Board of Directors has determined that Messrs. Conaway and Switz and Ms. Cote, who are the current members of the Audit Committee, meet the requirements for an "audit committee financial expert" as defined by the rules of the SEC.

        The specific responsibilities and functions of the Audit Committee are identified in the Audit Committee's Charter, a copy of which is posted on our website (www.gtat.com) under the heading "Investors—Corporate Governance." A printed copy of this charter may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. The Audit Committee met eight times during the fiscal year ended December 31, 2013.

Compensation Committee

        The Compensation Committee consists of Messrs. Godshalk (Chair), Watson and Wroe. Ms. Petrovich served as a member of the Compensation Committee until her resignation in January 2014. Mr. Wroe joined the Compensation Committee in February 2013. The Compensation Committee is responsible for:

  •
  reviewing key employee compensation policies, plans and programs;

  •
  reviewing and approving the compensation of our executive officers;

  •
  reviewing and approving employment contracts and other similar arrangements between us and our executive officers;

  •
  reviewing and consulting with the Chief Executive Officer on the selection of officers and evaluation of executive performance and other related matters;

  •
  administration of equity incentive plans;

  •
  reviewing other incentive compensation plans, if any;

  •
  establishing compensation for our directors; and

  •
  such other matters that are specifically delegated to the Compensation Committee by the Board of Directors from time to time.

        The specific responsibilities and functions of the Compensation Committee are identified in the Compensation Committee's Charter, a copy of which is posted on our website (www.gtat.com) under the heading "Investors—Corporate Governance." A printed copy of this charter may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. The Compensation Committee met seven times during the fiscal year ended December 31, 2013.

Nominating and Corporate Governance Committee

        The Nominating and Corporate Governance Committee consists of Messrs. Massengill (Chair), Conaway and Switz. The Nominating and Corporate Governance Committee: (i) assists the Board of Directors in identifying individuals qualified to become members of our Board of Directors consistent with criteria set by our Board, (ii) recommend directors to serve on committees of the Board, (iii) review the corporate governance guidelines and (iv) oversee the Board's self-evaluation process. The Nominating and Corporate Governance Committee is responsible for:

  •
  evaluating the composition and size of our Board of Directors and its committees and making recommendations, if necessary, for changes to the composition and size of the Board or one of its committees;

  •
  reviewing and evaluating stockholder nominees for election to our Board of Directors;

  •
  reviewing, evaluating and recommending candidates for election to our Board of Directors;

  •
  overseeing the performance and self-evaluation process of our Board of Directors and developing continuing education programs for our directors;

  •
  reviewing our corporate governance principles on an annual basis (or more frequently if appropriate) and providing recommendations to the Board regarding possible changes as necessary, including in light of developments with regard to corporate governance; and

  •
  periodically reviewing and recommending to the Board of Directors for approval the Code of Conduct Policy, Code of Ethics for Senior Financial Officers Policy, Insider Trading Policy, and Related Party Transaction Policies and Procedures.

        The specific responsibilities and functions of the Nominating and Corporate Governance Committee are identified in its Charter, a copy of which is posted on our website (www.gtat.com) under the heading "Investors—Corporate Governance." A printed copy of this charter may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. The Nominating and Corporate Governance Committee met five times during the fiscal year ended December 31, 2013.

Code of Ethics for Senior Financial Officers

        We have adopted a code of ethics that applies to our principal executive, financial and accounting officers and all persons performing similar functions. The code of ethics for senior financial officers is published on the Company's website (www.gtat.com) under the heading "Investors—Corporate Governance." A printed copy of this Code may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. If we waive any material provisions of our code of ethics for senior financial officers or substantively change this code, we will disclose that fact on our website (www.gtat.com).

Limitation on Additional Board and Board Committee Service

        Pursuant to our Corporate Governance Guidelines, there are restrictions on the number of other boards of directors on which our directors may serve. Directors who serve as chief executives of public companies may not serve on more than two other boards of a public company (in addition to the Company's Board and the board of the company for which such person is a chief executive), and other directors may not serve on more than five other boards of public companies (in addition to the Company's Board). The Corporate Governance Guidelines also provide that the members of the Audit Committee should not serve on more than two additional audit committees of public companies. Current positions in excess of these limits may be maintained unless the Board determines that doing so would impair the director's service on the Company's Board. The Audit Committee Charter also provides that a member of the Audit Committee may serve on the audit committees of other public companies, unless the Board determines that such concurrent service would impair the ability of such member to serve effectively on our Audit Committee.

Compensation Committee Interlocks and Insider Participation

        Members of our Compensation Committee during the fiscal year ended December 31, 2013 were Messrs. Godshalk, Watson and Wroe and Ms. Petrovich. Ms. Petrovich resigned as a member of the Compensation Committee and as a member of the Board in January 2014.

        No member of our compensation committee is an officer or employee, nor has any member been an officer or employee at any prior time. There are no interlocking relationships between any of our executive officers and our Compensation Committee, on the one hand, and the executive officers and Compensation Committee of any other companies, on the other hand.

Code of Conduct

        We have adopted a Code of Conduct, a code of ethics that applies to all of our employees and directors, including the Chief Executive Officer, the Chief Financial Officer and other senior financial officers. The Code of Conduct is published on the Company's website (www.gtat.com) under the heading "Investors—Corporate Governance." A printed copy may be obtained, without charge, by writing to the Secretary, GT Advanced Technologies Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. If we waive any material provisions of our Code of Conduct with respect to our principal executive officer, principal financial officer, principal accounting officer or controller, or substantively change the Code of Conduct, we will disclose that fact on our website.

Communications with the Board

        Stockholders or other interested parties wishing to communicate with the Board, non-management directors or any individual director may contact the Board or individual directors by writing to the Board or individual directors, c/o Secretary, GT Advanced Technologies Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. Our Secretary distributes communications to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In general, communications relating to corporate governance and corporate strategy are more likely to be forwarded than communications relating to ordinary business affairs, personal grievances and matters as to which GTAT tends to receive repetitive or duplicative communications.

Nominating and Corporate Governance Committee Processes for Identifying Director Nominees

        The Nominating and Corporate Governance Committee will consider as potential nominees to become members of our Board of Directors individuals properly recommended by stockholders. Recommendations concerning individuals proposed for consideration by the Nominating and Corporate Governance Committee should be addressed to Secretary, GT Advanced Technologies Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire 03054. Each recommendation should include a personal biography of the suggested nominee, an indication of the background or experience that qualifies the person for consideration, and a statement that the person has agreed to serve if nominated and elected. Stockholders who themselves wish to effectively nominate a person for election to the Board of Directors for consideration by the stockholders, as contrasted with recommending a potential nominee to the Nominating and Corporate Governance Committee for its consideration, are required to comply with the advance notice and other requirements set forth in our By-Laws and described under "Other Information—Stockholder Proposals and Director Nominations."

        The Nominating and Corporate Governance Committee identifies candidates for election to the Board of Directors, reviews their skills, characteristics and experience and recommends nominees for director to the Board for approval. As noted above, the Nominating and Corporate Governance Committee considers properly submitted stockholder recommendations for candidates for the Board.

        We believe that potential directors should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of our stockholders. In addition to reviewing a candidate's background and accomplishments, candidates are reviewed in the context of the current composition of the Board and the evolving needs of our businesses. The Nominating and Corporate Governance Committee has identified collectively desirable attributes and experiences of all of the Board members taken together. Desirable experience for Board members includes experience in the areas of: (i) management; (ii) strategic planning; (iii) accounting and finance; (iv) domestic and international markets; (v) corporate governance; (vi) industrial equipment and materials manufacturing; and (vii) the solar, sapphire and LED industries sufficient to provide sound and prudent guidance about GTAT's operations and interests.

        Desirable personal attributes for prospective Board members include (i) the judgment, strength of character, reputation in the business community, ethics and integrity of the individual; (ii) record of accomplishment in leadership roles; (iii) the business or other relevant experience, skills and knowledge that the individual may have that will enable him or her to provide effective oversight of our business; (iv) the fit of the individual's skills and personality with those of the other Board members; (v) the individual's ability to devote sufficient time to carry out his or her responsibilities as a director in light of his or her occupation and other commitments, including, but not limited to, the number of boards of directors of other public companies on which he or she serves; and (vi) the independence of the individual.

        The Nominating and Corporate Governance Committee does not evaluate potential nominees for director differently based on whether they are recommended to the Nominating and Corporate Governance Committee, by officers or directors of GTAT or by a stockholder. The Nominating and Corporate Governance Committee will select qualified candidates and review its recommendations with the Board.

Family Relationships

        There are no family relationships among any of our executive officers or directors.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        This Compensation Discussion and Analysis ("CD&A") describes the compensation program for GT Advanced Technologies' named executive officers ("NEOs") for the fiscal year ended December 31, 2013, who are:

  •
  Thomas Gutierrez-President and Chief Executive Officer

  •
  Richard Gaynor-Vice President and Chief Financial Officer

  •
  Daniel W. Squiller-Chief Operating Officer

  •
  David W. Keck-Executive Vice President, Solar Business

  •
  Hoil Kim-Vice President, Chief Administrative Officer, General Counsel and Secretary

        For the purposes of this CD&A, "Fiscal 2013" refers to the fiscal year from January 1, 2013 to December 31, 2013, the "Transition Period" refers to the period from April 1, 2012 to December 31, 2012, "Fiscal 2012" refers to the fiscal year from April 3, 2011 to March 31, 2012 and "Fiscal 2011" refers to the fiscal year from April 4, 2010 to April 2, 2011.

        Mr. Gaynor resigned from his employment with the Company on March 11, 2014. Mr. Kenwardev Raja Singh Bal joined the Company on January 13, 2014 and was promoted to Vice President and Chief Financial Officer on March 12, 2014 (but is not an NEO for Fiscal 2013). Finally, Mr. Keck served as Executive Vice President, Worldwide Sales and Services during all of Fiscal 2013, and his title was changed in March 2014 to Executive Vice President, Solar Business to reflect a change in his responsibilities.

Executive Summary

        The Company continued to place significant emphasis on pay-for-performance in Fiscal 2013. The following are highlights of our performance achievements and key executive compensation decisions for Fiscal 2013:

Financial and Operational Highlights

  •
  Fiscal 2013 was a transformational year for the Company. Management has focused the Company's operations, development efforts and resources on three principal goals: growth, diversification and less variability in financial performance. These are expected to benefit long-term shareholder value, the results of which were evident in Fiscal 2013 and through the first quarter of Fiscal 2014. We have traditionally been an equipment company serving the solar industry. In Fiscal 2013, the Company transitioned into the sapphire material business, which is expected to constitute a significant portion of our business going-forward, and we continued to expand our technology pipeline at a higher rate than any time in the past through acquisitions, internal R&D and joint development efforts. We believe these efforts will allow us to compete more effectively within our existing core markets as well as in new markets we have not yet accessed. For additional information on our sapphire material business and our R&D efforts, see below. Building this foundation for future growth, diversification and financial resiliency, and ultimately increasing shareholder value, required expending significant cash resources in R&D projects, all of which negatively impacted Fiscal 2013 financial results, but the benefits are expected to be evident in the future.

  •
  The Company and Apple entered into a Master Development and Supply Agreement and related Statement of Work (or the "MDSA"), pursuant to which we will supply sapphire material to Apple. In connection with this supply arrangement, we also entered into a Prepayment Agreement with Apple pursuant to which we will receive $578 million (the "Prepayment Amount"), in four separate installments, as payment in advance for the purchase of sapphire goods, of which $225 million was received in Fiscal 2013 and the second and third installment were received in 2014.

  •
  The expanded sapphire material operations are expected to generate a more stable revenue stream than the capital equipment business. This factor is expected to be beneficial to the long-term prospects and long-term value of the Company.

  •
  In order to prepare to meet the sapphire material supply obligations under the MDSA, management made a strategic decision to allocate much of its sapphire and other resources to the establishment of our expanded sapphire material operations. These decisions had a negative impact on the financial results for Fiscal 2013 as short-term revenue opportunities from equipment sales for the second-half of Fiscal 2013 had to be delayed in order to prepare to meet the sapphire material obligations to Apple. The Company's Board of Directors supported this strategic decision of management and believes it will result in a more sustainable and value generating company.

  •
  The Company's stock price ended Fiscal 2013 at $8.72, an increase of 188% over the calendar year 2012 ending stock price of $3.03. As of the close of the market on April 9, 2014, the Company's stock price was $17.26, an increase of 470% compared to the end of calendar year 2012. The following graph shows the Company's stock price from December 31, 2012 through Fiscal 2013.

Fiscal 2013 GTAT Stock Price

  •
  Fiscal 2013 was a significant year for the Company and, despite the challenges faced in each of our three business segments (photovoltaic ("PV"), polysilicon and sapphire), the Company maintained its position as a technology, innovation and market leader in each of its industries and continued to implement its diversification program.

  •
  In the PV market, the strength and resiliency of the DSS technology and product platform was evident in the higher than expected demand for DSS furnaces that were held in inventory, a portion of which had been written down in the Company's financial statements because of expected limited demand. DSS R&D efforts were resumed as there is forecasted to be growing demand for multicrystalline manufacturing tools with greater efficiencies.

    •
    The polysilicon business accounted for over 73% of the Company's total revenue in Fiscal 2013. In addition, continuing R&D efforts allowed the Company to announce in early Fiscal 2014 its new SDR-1K CVD reactor and the first contract for the sale of this tool (which contract is subject to the customer obtaining financing).

    •
    The Company's sapphire ASF system continued to be a leading tool in terms of output, cost and efficiency.

  •
  Demand for our polysilicon and PV products and services are driven by end-user demand for solar power and demand for our sapphire equipment products are driven by end-user demand for sapphire material, in particular LED-quality material. In each of our three business segments, end-user demand for the output of our equipment either declined substantially or supply surpassed demand during most of Fiscal 2013 (with demand for capital equipment remaining constrained for all of Fiscal 2013). As shown in the following charts, while calendar year 2011 was a record calendar year for the Company, industry-wide challenges negatively impacted results for calendar year 2012 and this trend continued through Fiscal 2013. In addition, as a result of the strategic decision discussed above, the Company had to forego certain short-term opportunities, which negatively affected the Company's financial performance in the short-term.

    The improvement in gross margins realized during Fiscal 2013 reflected management's ability to control spending in anticipation of challenges in its core markets, as well as management's ability to control spending while expanding the sapphire material operations.

  •
  Cash and cash equivalents at the end of Fiscal 2013 were $498 million, which amount includes the first prepayment amount from Apple of $225 million. The Company was able to raise $288 million through convertible note and common stock offerings in Fiscal 2013 and pay off and terminate its credit facility with Bank of America N.A., which imposed certain stringent covenants on the Company's operations.

  •
  Each of these actions served to strengthen the Company's balance sheet and provide greater operational flexibility to pursue growth and diversification initiatives in the future.

  •
  The Company continued to make significant investments in advancing its future product lines and further diversifying its offerings and applications. R&D spending increased by 17% in Fiscal

    2013 compared to calendar year 2012 and was dedicated to new or enhanced PV, polysilicon and sapphire technologies, as well as continued investment in developing new technologies, including:

    •
    SiClone™ silicon carbide sublimation furnaces which are used to produce silicon carbide boules for power electronics such as electric and hybrid vehicles, and power conditioning equipment such as inverters for wind farms, solar arrays and other industrial applications.

    •
    HiCz™ monocrystalline silicon ingot growth systems designed to produce high quality silicon monocrystalline wafers for higher efficiency N-type solar cells.

    •
    GT annealing furnace is a high temperature refractory metal furnace used for a variety of industrial purposes, including annealing of advanced materials.

    •
    Hyperion™ ion implant system exfoliates or "lifts" off an ultra-thin, flexible substrate from certain material such as silicon, silicon carbide and sapphire.

    •
    Hydride Vapor Phase Epitaxy (HVPE) system is expected to produce high-quality Gallium Nitride (GaN) epi layers on substrates used in the manufacture of LEDs.

    •
    Merlin™ metallization and interconnect technology, which is expected to reduce the amount of expensive silver paste used in solar panels while improving panel efficiency, reliability and durability.

    As we grew our research and development investment during Fiscal 2013, certain other companies in the solar and sapphire industries were: (i) subject to bankruptcy or reorganization proceedings, (ii) consolidating their operations or (iii) had undertaken decisions to idle certain operations or decided to suspend expansion plans. The continued funding of several of our important growth and diversification programs, such as the our SiC system and HiCz equipment offering, allowed us to bring these offerings to market in 2013 and 2014, respectively.

CEO Total Actual Compensation Consistent with Company's TSR

        The following chart and table compare Fiscal 2011, Fiscal 2012, the Transition Period and Fiscal 2013 actual compensation earned by our CEO ("Total Actual Compensation" as defined below) to compensation reported in the Summary Compensation Table, both as compared to the Company's TSR. Because the Transition Period included only nine-months (and Fiscal 2011, 2012 and 2013 included full twelve month periods), for the purposes of the following chart and table, the CEO's base salary for the Transition Period has been annualized in order to allow for meaningful comparisons (the CEO was eligible for a cash bonus in the Transition Period, but the metrics were not satisfied and no cash bonus was earned). This information is not a substitute for the Summary Compensation Table.

        Compensation reported in the Summary Compensation Table is determined under SEC rules, which are based on accounting values (at grant date) for equity awards and do not necessarily reflect realized compensation based on Company operating and stock price performance. Total Actual Compensation under our definition includes all of the categories in the Summary Compensation Table, except that actual value realized from vested stock awards and exercised options and the annual change in value of unvested stock awards and unexercised options are included rather than accounting (grant date) values of equity awards. The Committee believes that Total Actual Compensation and TSR are the most relevant measures of "pay" and "performance."

CEO Total Actual Compensation and Summary Compensation Table ("SCT")
Compensation vs. Annual TSR

CEO Pay vs. Performance	Fiscal 2011	Fiscal 2012	Transition Period	Fiscal 2013
Total Actual Compensation	$12,015,506	$3,074,562	$(2,583,182)	$13,989,595
Total SCT Compensation	$4,731,518	$6,359,269	$3,578,866	$5,283,827
TSR %	100%	(21)%	(63)%	188%

Key Decisions for Fiscal 2013 Compensation

        The Company's compensation program emphasizes variable, performance-based compensation that promotes the achievement of short- and long-term financial and operational goals and objectives aligned with the Company's business strategy.

  •
  NEOs did not receive a bonus payment under the 162(m) Incentive Plan. During the latter part of Fiscal 2013, as the Company re-directed its sapphire equipment inventory and supply chain capacity to preparing for its expanded sapphire material operations, it became apparent that the metrics for the 162(m) Incentive Plan payout, established early in Fiscal 2013, would not be met. In December 2013, when it was formally determined that there would be no cash bonuses under the 162(m) Incentive Plan for Fiscal 2013, the Committee reviewed the Company's performance during Fiscal 2013 to determine whether no bonus payment was appropriate. The Committee ultimately decided that, given the transformational operating and strategic successes achieved by the Company and the decision to redirect the Company's sapphire equipment inventory and supply chain capacity for the long-term benefits of the Company (but to the detriment of Fiscal 2013 results), the Company executives should receive a bonus payment. In making its decision to award a discretionary bonus for Fiscal 2013, the Committee considered the following factors: (i) the Company maintaining its position as a technology, innovation and market leader in its markets, (ii) entering into the MDSA and Prepayment Agreement with Apple, (iii) the success in further diversifying the Company's product portfolio, (iv) the acquisition of the business of Thermal Technologies and (v) operating the Company in a manner that has resulted in significant increases in shareholder value despite the challenges faced in the Company's primary markets. For additional information on the cash bonus program, see "—Compensation Components—Annual Cash Incentives" below.

  •
  Our CEO did not receive a salary increase in 2013, which is the third consecutive year that the base salary for the CEO has remained unchanged. Base salaries for all other NEOs were increased a minimal 3% for Fiscal 2013. Base salaries for all NEOs, including the CEO, were frozen for Fiscal 2014. For additional information on base salaries, see "—Compensation Components—Base Salaries" below.

  •
  Equity awards continued to constitute a major component of our NEO compensation program. Two grants of PSUs were made in Fiscal 2013, including for a portion of the regular annual equity awards made in January 2013 (i.e., 55% of the CEO's grant date equity value and 50% of the other NEOs' grant date equity value) and an additional award made in December 2013 to certain executives, including four NEOs, to (i) recognize the significance of their work on the Apple Agreements and (ii) incentivize management to meet critical performance obligations under those arrangements and to achieve a revenue target. The vesting of the PSU awards is tied to performance against pre-set financial, operational and stock price goals and continued service. The other portion of the regular annual equity awards made in January 2013 was granted as restricted stock units ("RSUs"), which vest based on continued service and serve to enhance retention and alignment with shareholders. For additional information on equity awards, see "—Compensation Components—Long-Term Equity Incentives" below.

  •
  Historically, PSUs have been subject to aggressive performance goals to be earned. Of the outstanding PSUs that were eligible to be earned based on Fiscal 2013 performance: the second tranche of the June 2011 PSU award was not earned; the entire June 2012 PSU award was not earned; and the entire January 2013 PSU award was earned, but will only vest in full upon the continued employment of the NEOs for three annual periods through January 2016.

  •
  CEO Total Actual Compensation for Fiscal 2013 was approximately $14.0 million. The increase in CEO Total Actual Compensation as compared to the Transition Period is largely attributable to the 188% increase in the price of the Company's common stock from $3.03 at the close on December 31, 2012 to $8.72 at the close on December 31, 2013.

  •
  CEO total compensation reported for Fiscal 2013 in the Summary Compensation Table found on page 40 was approximately $5.3 million. The increase in such compensation as compared to the Transition Period (with base salary restated on an annual basis) is attributable to the discretionary cash bonus and additional performance share units ("PSUs") awarded in December 2013 (as discussed above).

Compensation Best Practices Adopted by Company

        We continue to maintain best practices in the design and governance of our executive compensation program. These practices include the following:

  •
  Prohibition on the repricing of stock options without prior stockholder approval.

  •
  Prohibition on the current payment of dividends on performance equity awards until the awards vest.

  •
  Adoption of a clawback policy covering executive officers.

  •
  No excise tax gross-ups on change in control termination benefits.

  •
  Double-trigger vesting of equity awards in the event of a change in control.

  •
  Stock ownership and holding requirements applicable to executive officers and directors requiring them to accumulate and hold a significant number of shares of the Company's common stock.

  •
  Prohibitions on hedging or pledging Company shares.

  •
  Retention by the Compensation Committee of an independent compensation consultant who provides no other services to the Company.

Executive Compensation Program

        The following table provides a brief summary of the principal elements of the Company's executive compensation program for Fiscal 2013, which are described in more detail later in this CD&A.

Compensation Element	Form	Compensation Objective	Relation To Performance	Fiscal 2013 Actions/Results
Base Salary	Fixed annual cash, paid on a regular basis throughout the year	Fixed compensation that is externally competitive and allows us to attract and retain executive talent	Increases in base salary reflect market positioning, economic conditions, and the Committee's assessment of Company and individual performance over the prior period	CEO base salary for Fiscal 2013 was unchanged from the Transition Period, and other NEOs received modest 3% increases in light of no increases for the Transition Period and projected performance for Fiscal 2013
Annual Incentive	Cash, paid on an annual basis following fiscal year-end	Motivate the executive to contribute to the Company's success by achieving annual corporate financial goals and strategic objectives
Annual incentives are payable for achieving pre-set performance goals and objectives if a threshold level of performance is achieved under the 162(m) Incentive Plan. For Fiscal 2013, annual goals were set in terms of cash and cash equivalents for achievement of $0.01 Adjusted Net Income Per Share under the 162(m) Incentive Plan
Target incentives for the NEOs range from 75% to 125% of base salary. Based on performance, as measured by Adjusted Net Income Per Share, no annual incentives were payable in Fiscal 2013 under the 162(m) Incentive Plan. The Committee awarded discretionary bonuses in December 2013 in recognition of operational and strategic achievements in Fiscal 2013

Compensation Element	Form	Compensation Objective	Relation To Performance	Fiscal 2013 Actions/Results
Long-Term Incentives	PSUs with a two-year or three-year performance cycle and time-based restricted stock units ("RSUs")	Motivate the executive to contribute to the Company's success in achieving long-term corporate financial goals that drive increases in stockholder value and provide retention incentives	PSUs granted in January 2013 may be earned for increases in stock price and, for the special award granted in December 2013, (i) satisfying certain performance obligations under the Apple contract and (ii) achieving a revenue target. The value of PSUs and RSUs adjusts with changes in stock price	The Fiscal 2013 annual grant of PSUs was earned based on increases in stock price, but full vesting is subject to continued employment to January 2016. Additional PSUs, which are tied to fulfilling certain obligations of the Apple contract and a revenue target, were granted selectively. The second tranche of the June 2011 PSUs and all of the June 2012 PSUs, which were tied to Incentive Operating Income and Incentive Net Income goals, respectively, were not earned.

        We also provide certain benefits, limited perquisites and post-termination compensation to our NEOs for the financial security and well-being of the executives and their families, as described in more detail later in this CD&A.

Impact of 2013 Say on Pay Vote

        At our 2013 Annual Meeting of Stockholders held in June 2013, we held an advisory vote on our Transition Period compensation program, and approximately 94% of the votes cast on the matter were voted in support of our Transition Period compensation program.

        Beginning with the 2012 Annual Meeting, the Company commenced a shareholder outreach program to engage more actively with investors with respect to compensation-related matters (a process that has continued each year, including in connection with our 2014 Annual Meeting). This outreach program, in connection with the 2013 Annual Meeting, resulted in discussions with both U.S. and international investors representing approximately 38% of our outstanding shares. The feedback received in these discussions was generally positive. Some investors offered suggestions for improvements in our executive compensation program. For example, many indicated a preference for even greater emphasis on performance in making compensation decisions, with some of these stockholders expressing a desire for compensation, including equity awards, to be more closely tied to our stock price. In addition, certain shareholders recommended using different metrics for earning cash bonuses and equity awards.

        These discussions with our investors were reported to and evaluated by the Compensation Committee and the full Board. Following consideration of these discussions, as well as the voting results, in connection with previous annual meetings, the Committee concluded that the executive compensation program could be improved. The following includes some of the steps taken by the Compensation Committee:

  •
  Froze base salary for the CEO for Fiscal 2013 and limited salary increases for other NEOs to 3% as a result of projected performance for Fiscal 2013 and in light of the fact that there were no increases for the Transition Period.

  •
  Continued to include a significant portion of PSUs in the NEO equity compensation mix.

  •
  Granted PSUs in January 2013 based on achieving increases in stock price, which metric was selected based on stockholder input as well as the decision to tie NEO compensation more closely to long-term shareholder value creation.

  •
  Used different financial metrics for payment of cash incentives and payout of PSU awards applicable to Fiscal 2013.

The Compensation Committee's goal has been to continue the compensation program's emphasis on long-term performance. The Company will continue to take advisory votes and input from our shareholder outreach program into account in making compensation decisions for NEOs.

Compensation Committee Composition

        The Committee currently consists of Messrs. Godshalk, Watson and Wroe, all of whom are independent directors. Mr. Godshalk serves as the Chairman of the Committee. Messrs. Godshalk and Watson were members of the Committee for all of Fiscal 2013, and Mr. Wroe joined the Committee on February 6, 2013. Ms. Petrovich also served on the Compensation Committee for all of Fiscal 2013, but resigned as a director (and as a member of the Compensation Committee) in January 2014 (Ms. Petrovich was an independent director). The Committee is responsible for the oversight and implementation of all of our executive compensation plans and programs. The Committee determines and approves the compensation of our CEO and, in consultation with our CEO, approves the compensation of the remaining executive officers, including the NEOs.

Compensation Philosophy

        The primary objectives of the Company's executive compensation program are to:

  •
  Attract and retain exceptional executive officers;

  •
  Emphasize performance-based components;

  •
  Motivate executives to achieve or exceed the Company's strategic, operational, and financial goals;

  •
  Align the interests of executives with our stockholders' interests; and

  •
  Reflect evolving governance practices consistent with a philosophy to reward executives for sustained high performance.

        Our program is designed to encourage NEOs to take actions that enhance stockholder value by linking a substantial portion of their compensation to achievement of financial and operational goals and the performance of the Company's common stock.

Compensation Allocation

        The following charts illustrate that a significant portion of the target direct compensation is variable, based on either performance or the Company's stock price. For Fiscal 2013, 86% of our CEO's target direct compensation is tied to Company financial, operational or stock price performance. For the other NEOs, 78% of average target pay is variable, based on operational, financial or stock price performance. These compensation amounts include target cash bonus opportunity and the grant date fair value of all equity awards granted during Fiscal 2013 reported in the Summary Compensation Table. They do not include indirect compensation amounts reported as "all Other Compensation." The CEO has a higher portion of variable compensation than other NEOs because of his greater duties and responsibilities and influence over performance.

Target Total Direct Compensation Allocation

        The Committee, in setting compensation for the NEOs, takes into account actual compensation in addition to compensation as reported in the Summary Compensation Table to ensure alignment between pay and Company performance as measured by financial, operational and strategic performance, as well as TSR. The following table provides more detail on the CEO's Total Actual Compensation shown in the chart and table on page 29. Total Actual Compensation consists of base salary, cash bonus, amounts realized upon the vesting of stock awards and the value realized upon exercise of stock options, the change in unrealized values from outstanding stock awards and unexercised stock options, as well as amounts reported in the Summary Compensation Table for all other compensation (i.e., the 401(k) plan matching contribution and limited perquisites).

CEO Total Actual Compensation vs. Summary Compensation Table Totals

	Fiscal 2011	Fiscal 2012	Transition Period Ended December 31, 2012	Fiscal 2013
Salary(1)	$600,385	$719,231	$725,000	$725,000
Annual Performance Bonus(2)	$1,950,000	$767,594	$0	$1,250,000
Long-term Incentive Gains (Losses)
Realized	$823,000	$4,304,907	$946,287	$2,014,972
Unrealized	$8,630,620	$(2,731,289)	$(4,558,336)	$9,975,638
Total Long-term Incentive Gains (Losses)	$9,453,620	$1,573,618	$(3,612,049)	$11,990,610

Total Actual Direct Compensation	$12,004,005	$3,060,443	$(2,887,049)	$13,965,610

All Other Compensation	$11,501	$14,119	$303,867	$23,985

Total Actual Compensation	$12,015,506	$3,074,562	$(2,583,182)	$13,989,595

For Reference: Total Compensation from the Summary Compensation Table(1)	$4,731,518	$6,359,269	$3,578,866	$5,283,827

(1)
Transition Period salary reflects annualized base salary to adjust for the nine-month transition period to allow for meaningful comparisons to Fiscal 2011, 2012 and 2013.

(2)
The entire discretionary bonus awarded for Fiscal 2011 is included in the Fiscal 2011 column. Half of the bonus was paid in Fiscal 2012 and is included in Fiscal 2012 compensation in the Summary Compensation Table. The annual bonus for Fiscal 2013 was a discretionary bonus and was not made under the 162(m) Incentive Plan.

Compensation Process

        The Company's executive compensation levels and practices are established, approved and administered by the Compensation Committee, which, for Fiscal 2013, was composed of four independent directors. The Compensation Committee solicits the views of its independent compensation consultant and senior management in overseeing the executive compensation program.

        The Committee has retained Frederic W. Cook & Co., Inc. ("Cook & Co.") as its independent compensation consultant. Cook & Co. reports directly to the Compensation Committee and does not provide consulting services to management except as related to its work for the Compensation Committee and with the knowledge and approval of the Chairman of the Committee. During Fiscal 2013, Cook & Co. performed the following specific services to the Committee:

  •
  Conducted a review of the Committee's Charter;

  •
  Conducted a review of the Company's compensation peer group and recommended changes;

  •
  Provided information on regulatory and governance developments affecting executive compensation and implications for the Company's executive compensation program to the Chairman of the Committee;

  •
  Conducted a competitive review of director compensation and recommended changes;

  •
  Reviewed Committee agendas and supporting materials in advance of each meeting, raised questions/issues with management and the Chairman of the Committee, as appropriate;

  •
  Provided advice on changes to the annual and long-term incentive programs, including the structure and metrics for the Company's 162(m) Incentive Plan; and

  •
  Assisted with the development of the CD&A and related compensation tables.

        The Committee determines and approves all of the components of compensation of our CEO and, taking into account the recommendations of the CEO, approves the compensation of the remaining NEOs and other executive officers, including salary increases, cash incentive compensation, and equity awards.

        In Fiscal 2013, the Committee reviewed NEO total compensation and benefits through the use of tally sheets that quantify each element of direct and indirect compensation. The tally sheets include information on the current year's target compensation, the prior year's actual compensation, outstanding equity awards (i.e., unvested PSUs and RSUs and unexercised stock options), and the payments and benefits that would be made to NEOs in the event of termination of employment, including following a change in control of the Company. Tally sheets provide additional context to assist the Committee in making decisions on NEO compensation.

Determination of Target Compensation

        Our direct compensation program for NEOs consists of base salaries, target annual cash incentives expressed as a percent of base salary, and equity awards, including performance-based PSUs and time-based RSUs. Each element of direct compensation is reviewed annually and adjusted, depending on market conditions, to remain competitive while giving consideration to Company and individual performance and relative internal positioning. Compensation levels are not benchmarked against specific market percentiles, although comparisons are generally in relation to the median. The program is designed to pay above-median actual compensation when challenging financial targets and operational objectives are achieved or exceeded, and to pay below-median compensation when they are not.

        Market data for reviews of compensation competitiveness is developed using proxy-reported compensation for a peer group of similarly sized public companies in related industries (the "Compensation Peer Group") and survey data for technology companies from the Radford Global Technology Survey, which is size-adjusted for the Company's annual revenue.

        A review of the public company Compensation Peer Group is conducted annually by Cook & Co. to ensure that the companies in the Compensation Peer Group remain appropriate for our size and business. In August 2012, the Committee commenced the process of reviewing the Compensation Peer Group by considering data from Cook & Co. about the existing companies in the Peer Group and potential adjustments. In November 2012, the Compensation Committee determined that there would be three companies removed from the Compensation Peer Group and two new companies added for the purposes of Fiscal 2013 compensation for our NEOs. KLA-Tencor Corporation and Lam Research Corp. (which acquired Novellus in June 2012) were removed due to their larger size and American Superconductor Corporation was removed due to its smaller size. Added to the Compensation Peer Group were Advanced Energy Industries, Inc., which is a solar PV and thin-film manufacturer, and Veeco Instruments Inc., a manufacturer for the LED and power electronics industries, both of which are comparable in size in terms of revenue, operating income and market capitalization. The composition of the Compensation Peer Group was based on recommendations from Cook & Co., as well as input from management. The Compensation Peer Group for Fiscal 2013 consisted of the following 15 companies:

Fiscal 2013 Compensation Peer Group

Advanced Energy Industries, Inc.	SunEdison, Inc. (formerly MEMC Electronic Materials, Inc.)
Brooks Automation, Inc.	Microsemi Corporation
Coherent Inc.	MKS Instruments, Inc.
Cree, Inc.	Skyworks Solutions, Inc.
Cymer, Inc.	SunPower Corporation
Fairchild Semiconductor International, Inc.	Teradyne, Inc.
FEI Company	Veeco Instruments Inc.
First Solar, Inc.

        Companies in the Compensation Peer Group are selected to be within an appropriate size range of the Company based on measures of revenue, operating income and market capitalization.

        Competitive comparisons for NEOs use blended Compensation Peer Group and survey data. For our CEO, COO and CFO, the Compensation Peer Group data is weighted 75% and the survey data is weighted 25%. For our other NEOs, the Compensation Peer Group is weighted 50% and the survey data is weighted 50%. For executive officers below the NEOs, a mix of Compensation Peer Group data and survey data is used and, in some cases, only survey data is used.

Compensation Components

Base Salaries

        Base salary is provided to NEOs to compensate them for their day-to-day responsibilities. The base salary element of our executive compensation program is designed to allow the Company to attract and retain executive talent and to provide a stable source of income regardless of performance. Base salary is established based on the experience, skills, knowledge and responsibilities of the NEOs in their roles and, in certain circumstances, the Committee will consider Company performance when setting or adjusting base salaries. When establishing the base salaries of the NEOs for Fiscal 2013, the Committee considered the Company's projected performance in Fiscal 2013, for which continued limited demand in each of our business segments was expected, and determined that it was appropriate to continue to freeze the salary for our CEO and increase base salaries for the remaining NEOs by only 3%.

        For Fiscal 2013, the Committee determined not to increase the base salary of our CEO because (i) his salary was found to be appropriate and competitive with our Compensation Peer Group and survey data, and (ii) the Company was facing challenging economic conditions in the markets it serves. The remaining NEOs received a minimal salary increase of 3%, which the Committee considered appropriate for retention of these important employees following the salary freeze for two years prior to Fiscal 2013 and no cash bonus payment during the Transition Period. NEO base salaries for the Transition Period, Fiscal 2013 and 2014 are shown in the following table.

        Base salaries have been frozen for all NEOs for Fiscal 2014, which is the fourth consecutive year that the CEO's base salary has not been increased.

	Annual Base Salary
		Fiscal 2013		Fiscal 2014
Name	Transition Period Annual Rate	Annualized Rate	% Change	Annual Rate	% Change
Thomas Gutierrez	$725,000	$725,000	+0.0%	$725,000	+0.0%
Richard Gaynor	$400,000	$412,000	+3.0%	$412,000	+0.0%
David W. Keck	$375,000	$386,250	+3.0%	$386,250	+0.0%
Daniel W. Squiller	$500,000	$515,000	+3.0%	$515,000	+0.0%
Hoil Kim	$375,000	$386,250	+3.0%	$386,250	+0.0%

Annual Cash Incentives

        Annual cash incentive (or bonus) opportunities during Fiscal 2013 were provided under the 162(m) Incentive Plan to NEOs to motivate achievement of short-term Company performance as measured by Adjusted Net Income Per Share (on a fully-diluted per share basis) and cash and cash equivalents. These metrics were set early in Fiscal 2013, before management made the strategic decision to expand its sapphire material operations. Under the 162(m) Incentive Plan, in order to qualify payments as performance-based, the Committee uses a two-step approach to determine the amount of the bonus payment. The first step is to fund the overall bonus pool. The pool is funded if the Company meets the pre-established performance metric which, for fiscal 2013, was an Adjusted Net Income Per Share target. The pool would be funded at two times the target bonus amount. The second step is accomplished when the Committee exercises "negative discretion" by making adjustments to the formula award funded by the overall pool. Negative discretion is used to reduce the amount funded by the pool to an amount equal to the target bonus adjusted for final Company performance based on satisfaction of a cash and cash equivalents target. We refer to this two-step process as the "plan-within-a-plan approach". Adjusted Net Income Per Share and cash and cash equivalents were used as the performance metrics under the 162(m) Incentive Plan for Fiscal 2013 because it was believed that they were the most accurate reflection of the overall financial and operational performance of the Company in Fiscal 2013 and emphasized the Company's strategic goal of preserving its cash during a challenging period for the Company.

        Under the 162(m) Incentive Plan, Adjusted Net Income Per Share (on a fully-diluted per share basis) was calculated as net income (as reported in the Company's Annual Report in Form 10-K for Fiscal 2013), which amount was eligible to be increased for various items that were recorded in Fiscal 2013, but no such increases were made in arriving at the final Adjusted Net Income Per Share. Adjusted Net Income Per Share for Fiscal 2013 was below the $0.01 target amount and, therefore, no cash bonuses were paid to the NEOs for Fiscal 2013 pursuant to the 162(m) Incentive Plan despite achieving actual cash and cash equivalents of $498 million, which would have resulted in a maximum 200%-of-target bonus pay-out.

        The following table reflects target and actual bonuses for the NEOs under the 162(m) Incentive Plan for Fiscal 2013.

Name	Target Bonus Payment for Fiscal 2013 under the 162(m) Plan	Actual Bonus Payment for Fiscal 2013 under the 162(m) Plan
Thomas Gutierrez	$906,250	$0
Richard Gaynor	$329,600	$0
David W. Keck	$289,688	$0
Daniel W. Squiller	$515,000	$0
Hoil Kim	$289,688	$0

        Cash incentives under the 162(m) Incentive Plan, if the Adjusted Net Income Per Share target were met, are determined in accordance with the following formula:

Award Amount = (Target Bonus Percent) × (Base Salary) × (Achievement Multiplier)

        The Achievement Multiplier is based upon a formula established by the Committee which is, in turn, based upon goals set by the Committee. For Fiscal 2013, performance goals were set in terms of the Company's cash and cash equivalents at December 31, 2013.

        The Achievement Multiplier would have been zero if cash and cash equivalents had been 66.7% or less of target and would have increased linearly for performance up to 118%, which would result in an Achievement Multiplier of 1.5 (cash and cash equivalents at 100% would result in an Achievement Multiplier of 1.0). For cash and cash equivalents exceeding 118% target, the Achievement Multiplier would have increased linearly up to 2.0 if cash and cash equivalents were 144.4% or more of target.

Determination to Pay a Discretionary Bonus in Fiscal 2013

        NEOs did not receive a bonus payment under the 162(m) Incentive Plan. During the latter part of Fiscal 2013, as the Company re-directed its sapphire equipment inventory and supply chain capacity to preparing for its expanded sapphire material operations, it became apparent that the metrics for the 162(m) Incentive Plan payout, established early in Fiscal 2013, would not be met. In December 2013, when it was formally determined that there would be no cash bonuses under the 162(m) Incentive Plan for Fiscal 2013, the Committee reviewed the Company's financial and strategic performance during Fiscal 2013 to determine whether no bonus payment was appropriate, particularly due to the fact that management's strategic decision to allocate much of its sapphire inventory, supply chain capacity and other resources to the establishment of expanded sapphire material operations (which the Committee believes enhances the Company's long-term growth prospects) negatively impacted Fiscal 2013 results. The Committee ultimately decided that, given the transformational operational and strategic successes achieved by the Company in a challenging economic environment, the Company executives should receive a bonus payment in recognition of their performance. In making its decision to award a discretionary bonus for Fiscal 2013, the Committee considered the following factors: (i) the Company maintaining its position as a technology, innovation and market leader in the polysilicon, PV and sapphire markets, (ii) entering into the MDSA and Prepayment Agreement with Apple, (iii) the success in further diversifying the Company's product portfolio, (iv) the acquisition of the business of Thermal Technologies and (v) operating the Company in manner that has resulted in significant increases in shareholder value despite the challenges faced in the Company's primary markets. Despite sustained on-going weakness in the Company's markets, management was able to increase shareholder value by 188% from the end of Fiscal 2012 to the end of Fiscal 2013 and 470% if measured as of April 9, 2014. The Committee also considered that the decision to pay a discretionary bonus was supported by the Committee's independent consultant.

        In light of the factors noted above, the Committee determined to award a discretionary bonus to the NEOs in the amounts set forth in the following table.

Name	Discretionary Bonus Payment
Thomas Gutierrez	$1,250,000
Richard Gaynor	$412,000
David W. Keck	$386,250
Daniel W. Squiller	$772,500
Hoil Kim	$386,250

Amendment to Mr. Keck's Employment Agreement

        In October 2012, the Company entered into a letter agreement with Mr. Keck. This letter agreement provided that Mr. Keck's existing employment agreement be amended to terminate his right to receive on-going annual incentive payments based on the sale of polysilicon equipment and services. In lieu of such annual incentive payments, the Company will pay Mr. Keck the following: (i) $1.5 million (less annual base salary and the sales incentive paid to Mr. Keck for the quarter ended June 30, 2012), to be paid in three equal quarterly installments beginning with the quarter ended September 30, 2012 and (ii) $2.5 million, to be paid in six equal quarterly installments beginning 30 days following the termination of Mr. Keck's employment with the Company under its Independent Consulting Agreement. Mr. Keck's Fiscal 2013 compensation, as reported in the Summary Compensation Table, included a payment of $253,154 made in April 2013 pursuant to the October 2012 letter agreement. For additional information on Mr. Keck's employment agreement, the October 2012 letter agreement and the Independent Consulting Agreement, see below "—Employment Agreement—David W. Keck."

Long-Term Equity Incentives

        In Fiscal 2013, our NEOs received regular annual equity awards in the form of performance-based PSUs, which are a key component of the Committee's continued emphasis on pay for performance, and time-based RSUs. We grant long-term incentive awards in the form of PSUs and RSUs because we believe such form of compensation aligns the interests of our NEOs with our stockholders' long-term interests and promotes retention of NEOs.

        In determining the number of PSUs and RSUs awarded to the NEOs in Fiscal 2013, the Committee considered individual performance, cash compensation levels, each NEO's existing equity holdings and the competitiveness of target direct compensation. The Committee also considered individual responsibilities of our NEOs, including Mr. Gutierrez's responsibility for our overall Company performance, Mr. Gaynor's responsibility for financial reporting and accounting functions, Mr. Squiller's responsibility for our strategic and operational development, Mr. Keck's responsibility for worldwide sales and services and for our polysilicon and photovoltaic equipment division, and Mr. Kim's responsibility for oversight of all legal and administrative matters for the company. In December 2013, an additional award of PSUs was granted selectively to those executives responsible for executing under the Apple contract as discussed in further detail below. All of the NEOs except Mr. Keck received an additional grant of PSUs; Mr. Keck was excluded because he had no involvement with the Apple contract.

        The following table shows the allocation of performance-based PSUs and time-based RSUs, including the additional December 2013 award, granted to our NEOs in Fiscal 2013. A substantial majority of the equity awards granted to NEOs are performance-based.

 Long-Term Incentive Grant Allocation

        Time-based RSUs granted in Fiscal 2013 to all NEOs vest as to one-third on each of the first, second and third anniversaries of the date of grant.

        The discussion below provides more detail on the two PSU awards granted in Fiscal 2013 and outstanding PSU awards eligible to be earned in Fiscal 2013. In deciding to grant PSUs and in setting the metrics upon which such awards will be earned and vest, the Committee specifically seeks to incentivize the Company's executive officers to focus on and achieve tactical, as well as, strategic objectives of the Company.

  January 2013

        In January 2013, the Committee awarded all NEOs PSUs that are earned only if (i) established share price targets (calculated based on the average closing price of the Company's common stock over a 20 consecutive trading day period) are achieved and (ii) the executive remains employed by the Company through January 2016. Specifically, there is a price metric for each of the three tranches and one-third of the PSUs are earned if the share price meets or exceeds each of the following three different target stock prices: (i) $4.19, (ii) $5.19 and (iii) $6.19. The company's stock price on the date that these awards were made was $3.19. Therefore, these price targets represented increases in share price of $1.00, or 31%; $2.00 or 63%; and $3.00, or 94%. The January 2013 PSUs have been earned due to sustained increases in the Company's stock price, which met the criteria set by the Committee; earned PSUs will vest if the NEO remains employed through target dates. The first tranche that was earned vested in January 2014. The second and third tranches will vest in January 2015 and January 2016, respectively, if the NEOs remain continuously employed with the Company through such dates. The decision to base the vesting of these PSUs on share price was due largely to the feedback that the Company's management received in connection with its investor outreach program that was designed to obtain input from the stockholders on what performance metrics they considered most significant in a compensation program.

  December 2013

        In December 2013, the Compensation Committee awarded additional PSUs to all NEOs (other than Mr. Keck) that will be earned based on the achievement of performance goals established by the Compensation Committee as follows: (i) 50% are subject to satisfaction of critical performance obligations in connection with the Company's agreement with Apple provided that vesting will occur on the later of December 31, 2014 or the date on which such objectives are achieved; and (ii) 50% are subject to the achievement of a related revenue target, provided that vesting will occur on the later of December 31, 2015 or the date the target is achieved.

        Like many technology companies, our stock price is highly volatile, which creates uncertainty regarding the value of equity awards. In some cases, this volatility reflects global industry factors and is unrelated to Company performance. Time-based RSUs represent a means of providing more certain equity value and retention even if the stock price fluctuates.

        The following table reflects the total number and value of the RSUs and PSUs granted during Fiscal 2013 and the value at the end of Fiscal 2013:

	Fiscal 2013 Long-Term Incentive Awards
Name	RSUs	PSUs	Grant Date Fair Value	Market Value At December 31, 2013
Thomas Gutierrez	295,714	513,497	$3,284,842	$7,056,320
Richard Gaynor	114,286	164,408	$1,121,719	$2,430,212
David W. Keck	85,714	85,715	$532,287	$1,494,861
Daniel W. Squiller	114,286	208,264	$1,482,215	$2,812,636
Hoil Kim	85,714	132,704	$918,536	$1,904,605

        The value of the January 2013 awards to the NEOs was targeted at the median of the competitive market (based on our Compensation Peer Group). Due to the December 2013 grants, which were not regularly scheduled awards, but were intended to recognize the transformational operational and strategic achievements of Fiscal 2013 by supplementing the discretionary cash bonus award with an award of additional PSUs that are earned based upon the satisfaction of two important metrics that would enhance overall corporate performance (and, therefore, stockholder value), specifically the operation of the sapphire material facility in Mesa and a related revenue target, the aggregate value of equity awards to NEOs exceeded the competitive median. The Committee determined that this amount was appropriate given the performance of the Company in Fiscal 2013. This decision was supported by the Committee's independent consultant.

  Previously Granted Equity Awards Eligible to be Earned in Fiscal 2013

        During Fiscal 2013, the NEOs (other than Mr. Squiller) were eligible to earn one-third of the June 2011 and all of the June 2012 PSUs (Mr. Squiller was not employed by the Company at the time these awards were granted). The June 2011 PSUs were to be earned based upon the achievement of Incentive Operating Income performance targets. The second tranche of the June 2011 PSU awards was scheduled to vest on March 30, 2013, and required achievement of Incentive Operating Income of $324.6 million or more for the twelve-month period ended March 30, 2013, which was equal to a 10% increase over Fiscal 2012 Incentive Operating Income. This goal was not satisfied so these shares were not earned. The first tranche of the June 2011 PSUs also was not earned due to the failure to satisfy the Incentive Operating Income target for Fiscal 2012. In addition, the June 2012 PSUs, which were to be earned for achievement of Incentive Net Income of $186.7 million for the two-year period ending December 31, 2013, were not earned because the Company did not meet the Incentive Net Income target.

Other Plans and Practices

Executive Equity Ownership Requirement

        On April 18, 2013, the Committee approved changes to the Company's executive equity ownership requirement, which applies to the CEO, the Chief Accounting Officer, and all officers who report directly to the CEO, including all of the other NEOs. Under the policy, such officers are required to retain ownership (while employed by the Company) of 25% of all shares of Company common stock ("Retained Shares") received upon the vesting of any RSU or PSU restricted stock unit grant or upon the exercise of any options (net of any exercise price or shares withheld for taxes) vesting after April 22, 2011 ("Restricted Options") until the net value of vested shares held by such officer equals or exceeds the relevant multiple of such officer's base salary (the "Executive Ownership Threshold"). Compliance with the Executive Ownership Threshold shall be determined each year on the basis of the closing price on the last trading day of the first fiscal quarter. For officers other than the CEO, the multiple shall be two. For the CEO, the multiple shall be four. The Company closely monitors compliance with the Ownership Threshold and all trades are pre-cleared by the compliance team prior to execution to ensure that there are no violations of the Executive Ownership Threshold by any executive officer. All Company executives subject to the executive equity ownership requirement were in compliance with such requirements for all of Fiscal 2013.

Prohibition on Pledging and Hedging Involving Company Stock

        Our Insider Trading Policy provides that directors and officers are prohibited from engaging in short-term or speculative transactions involving Company securities, such as short sales, buying or selling puts or calls and hedging transactions. Furthermore, our Insider Trading Policy prohibits buying Company shares on margin or pledging Company shares as collateral for a loan.

Executive Compensation Clawback

        In order to ensure that the Company has the ability to recoup incentive compensation obtained through actions on the part of management that may prove detrimental to the Company, incentive compensation may be recovered at the discretion of the Board if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct resulted in a material inaccuracy in the Company's financial statements that affect such executive officer's compensation.

Retirement Benefits

        To provide for the financial security of our employees and their families, we sponsor a tax-qualified employee savings and retirement plan, or 401(k) plan, which covers most employees, including our NEOs who satisfy certain eligibility requirements relating to minimum age and length of service. Under the 401(k) plan, eligible employees may elect to contribute a minimum of 1% of their annual compensation, up to a maximum amount equal to the statutorily prescribed annual limit. We make matching contributions to the 401(k) plan in an amount equal to a discretionary percentage of the employee contributions, subject to certain statutory limitations. For Fiscal 2013, we made no discretionary matching contribution.

        Equity awards granted to the NEOs in Fiscal 2013 provide that such awards may vest following the retirement of the applicable NEO if (A) the sum of the total years of such executive officer's service with the Company plus age is equal to (or greater than) 65, and (B) such executive officer (1) has at least 5 years of service at the Company and (2) is at least 60 years old and (3) the executive officer has signed a release satisfactory to the Company. With respect to performance-based equity awards, such awards may vest following retirement only if the applicable performance metrics are satisfied. The Committee determined to add this provision to Fiscal 2013 equity awards (and intends to include such a provision in future equity awards to executive officers) because it enables the Company to retain experienced executives by providing incentives that reward a long-term commitment to the Company. As of December 31, 2013, no NEO had met the conditions set forth in (A) and (B) above that would have permitted such NEO to qualify for this vesting had the officer retired as of December 31, 2013.

Benefits and Perquisites

        To provide our NEOs with a competitive compensation package similar to that available at companies such as those in our Compensation Peer Group, we provide certain benefits and limited perquisites to all of our executive officers. The benefits consist of Company payments of a portion of life, medical and dental insurance premiums and matching contributions to our 401(k) plan, both of which are available to substantially all of our employees. Perquisites consist of travel incentives for any employee who travels to Asia on an economy fare rather than business class, and an additional health insurance reimbursement for any employee who elects a high deductible health savings account plan. Information regarding these perquisites is set forth in a footnote to the Summary Compensation Table.

        In addition, consistent with the policy the Company has adopted with respect to all U.S. citizens who are working on our behalf in Asia on an expatriate basis, the Company pays a tax equalization payment that is intended to put the employee in the same position, from tax-liability perspective, that he or she would be in if located in the U.S. The Company believes it is inappropriate to penalize employees who have agreed to move to (and work in) jurisdictions that impose higher tax rates. Of our NEOs, Messrs. Keck and Squiller are eligible to receive such tax equalization payments (such payments were $387,174 for Mr. Keck and $181,494 for Mr. Squiller). The Company also provides a housing allowance for each such NEO. Messrs. Keck and Squiller received $274,864 and $312,495, respectively, during Fiscal 2013, such amounts consisted of a housing allowance, personal and family related travel expenses and stipends in connection with an assignment to work on behalf of the Company in Asia for an extended period.

        Under a travel reimbursement program for the CEO approved by the Committee, Mr. Gutierrez, utilized $11,985 during Fiscal 2013 for his travel expenses between his primary residence in New Hampshire and his secondary residence in North Carolina.

Post-Termination Benefits

        NEOs are eligible to receive severance payments and benefits in the event their employment is terminated by the Company without cause or by the executive with good reason, as discussed in detail beginning on page 47. The Company provides severance payments and benefits because they are essential to attracting and retaining highly-qualified executives by making reasonable compensation to bridge the executive's transition to new employment. The Company also mitigates potential liability under these circumstances by requiring the executive to sign a separation and release agreement acceptable to us as a condition to receiving severance benefits.

Internal Revenue Code Section 162(m)

        Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to any publicly-held company for compensation paid in excess of $1.0 million in any taxable year to the principal executive officer and the three other most highly compensated executive officers other than the principal financial officer. This deduction limit does not apply to exempt "performance-based compensation" within the meaning of Section 162(m) if certain requirements set forth in Section 162(m) are met. The Company's 162(m) Incentive Plan is designed to enable us to provide incentive compensation to certain of our executive officers whose compensation is tax deductible for U.S. federal income tax purposes in a manner that qualifies for an exemption, as "performance-based compensation," from the deduction limitations under Section 162(m) of the Internal Revenue Code.

        The Committee reviews the potential effect of Section 162(m) periodically and generally seeks to structure the incentive compensation awarded to its executive officers in a manner that is intended to avoid disallowance of deductions under Section 162(m). Nevertheless, there can be no assurance that compensation attributable to all incentive awards will be treated as qualified performance-based compensation under Section 162(m). In addition, as has been the case in the past, the Committee reserves the right to use its judgment to authorize compensation payments that may be subject to the limit, and therefore not deductible, when the Committee believes such payments are appropriate and in the best interests of the Company and its stockholders, after taking into consideration changing business conditions and the performance of the executive officers, such as when it decided to grant cash bonus awards to certain executives for, among other things, execution of the Apple Agreements in Fiscal 2013.

Risk Considerations in our Compensation Program

        The Committee has reviewed our incentive compensation programs, discussed the concept of risk as it relates to our compensation program, considered various mitigating factors and reviewed these items with its independent compensation consultant, Cook & Co. Based on these reviews and discussions, the Committee does not believe our compensation program encourages excessive or inappropriate risk taking for the following reasons:

  •
  We structure our pay to consist of both fixed and variable compensation. The fixed (or salary) portion of compensation is designed to provide a consistent income that is not contingent upon stock price performance so that executives do not feel it necessary to make decisions based exclusively on stock price to the detriment of other important business metrics. The cash incentive and equity incentive components of compensation are designed to reward both short-and long-term corporate performance. For short-term performance, our cash bonus is awarded based on financial targets such as Adjusted Net Income Per Share and cash and cash equivalents. For long-term performance, our RSU awards generally vest over three or four years, while PSUs are earned and vest over three years or two years. Their value is dependent on our stock price performance and, in the case of PSUs, Company financial, operational and stock price performance. We feel that these variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce superior short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

  •
  The goals established for compensation incentive programs are considered to be reasonable at the time they are established so that, if not achieved, the result is not a loss of a large percentage of compensation.

  •
  Our controls and procedures are designed to provide checks and balances to ensure that one or a small group of individuals cannot engage in activities that expose the Company to excessive risks without having received approvals from other areas of the business or senior management.

  •
  We cap cash bonuses at 200% of the target for our executives, which we believe mitigates excessive risk-taking. Even if we dramatically exceeded our Adjusted Net Income Per Share or cash and cash equivalents, bonus payments are limited. Conversely, we have a threshold on all bonus metrics so that performance below a certain level will result in no bonus payments.

  •
  We have stock ownership guidelines, which we believe provide an incentive for management to consider the Company's long-term interests because a portion of their personal investment portfolio consists of Company stock. In addition, we prohibit all hedging transactions involving our stock so our directors, executives and employees cannot insulate themselves from the effects of our stock price performance.

  •
  The Committee has adopted a clawback policy that will allow the Company to recover bonus compensation, at the discretion of the Board, if an executive officer has engaged in fraudulent or other intentional misconduct and the misconduct resulted in a material inaccuracy in the Company's financial statements which affect such executive officer's compensation. This policy removes incentives for our executives to inaccurately report results in order that they receive or increase their bonus.

Compensation Committee Report

        The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management, and based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Ernest L. Godshalk, Chairman
Noel G. Watson
Thomas Wroe, Jr.

Summary Compensation Table

        We are required to provide certain information regarding the compensation earned by any person serving as our principal executive officer during the most recently completed fiscal period, any person serving as our principal financial officer during the most recently completed fiscal period, and our three other most highly compensated executives during the most recently completed fiscal period. As discussed above in the "—Compensation Discussion and Analysis" section, we refer to these individuals as our "NEOs."

        The following table shows the compensation earned by our NEOs during the fiscal year ended December 31, 2013, or Fiscal 2013, nine-month fiscal transition period ended December 31, 2012, or Transition Period, and fiscal year ended March 31, 2012, or Fiscal 2012.

Name and Principal Position	Fiscal Year(1)	Salary	Bonus(2)	Stock Awards(3)	Option Awards(3)	Non-Equity Incentive Plan Compensation(4)	All Other Compensation(5)	Total
Thomas Gutierrez	2013	$725,000	$1,250,000	$3,284,842	—	—	$23,985	$5,283,827
President and	Transition Period	$546,539	—	$2,549,999	—	—	$303,867	$3,400,405
Chief Executive Officer	2012	$719,231	$778,125	$4,533,325	—	$314,469	$14,119	$6,359,269

Richard Gaynor	2013	$408,769	412,000	$1,121,719	—	—	$10,000	$1,952,488
Vice President and	Transition Period	$301,539	—	$799,997	—	—	$5,492	$1,107,028
Chief Financial Officer	2012	$396,308	$265,600	$1,400,000	—	$111,037	$11,197	$2,184,142

Daniel W. Squiller(6)	2013	$510,962	$772,500	$1,482,215	—	—	$500,228	$3,265,905
Chief Operating Officer	Transition Period	$240,385	$325,342	$4,000,002	—	—	$8,376	$4,574,105

Hoil Kim	2013	$383,221	386,250	$918,536	—	—	$6,808	$1,694,815
Vice President, Chief	Transition Period	$282,692	—	$799,997	—	—	$2,452	$1,085,141
Administrative Officer,	2012	$371,528	$239,587	$1,099,999	—	$97,591	$7,892	$1,816,597
General Counsel and
Secretary

David W. Keck	2013	$383,221	$386,250	$532,287	—	$253,154	$666,110	$2,221,022
Executive Vice	Transition Period	$282,692	—	$799,997	—	$871,846	$42,244	$1,996,779
President, Solar	2012	$369,779	—	$1,099,999	—	$1,130,221	$22,328	$2,622,327
Business

(1)
On April 16, 2012, the Company changed its fiscal year end from the Saturday closest to March 31 to December 31 of each year. As a result of this change to the fiscal year end, we reported a nine-month transition period consisting of the period from April 1, 2012 to December 31, 2012. The information reported for Fiscal Year 2013 covers the period from January 1, 2013 to December 31, 2013 and the information reported for Fiscal 2012 covers the period from April 3, 2011 to March 31, 2012.

(2)
For Fiscal 2013, amount reported reflects a discretionary bonus paid to each of the NEOs in December 2013. No bonus, discretionary or otherwise, was paid during the Transition Period. For Fiscal 2012, amount includes the following payments: (i) a discretionary bonus made to the NEOs for performance during Fiscal 2012 (which was paid on June 1, 2012) and (ii) a discretionary bonus which was earned during Fiscal 2011 for performance during Fiscal 2011, but one-half of which was paid on June 9, 2011 and the balance was paid on June 1, 2012. For the Transition Period, under his employment agreement, which was entered into during the Transition Period, Mr. Squiller was entitled to (i) a one-time sign-on bonus equal to $200,000 and (ii) a cash bonus equal to a minimum of one-half of his annual base salary pro-rated based on the number of days during the Transition Period during which he was employed by us (Mr. Squiller was not paid under the 162(m) Plan because the target for triggering a bonus payment was not achieved).

(3)
Represents the grant date fair value of stock awards calculated in accordance with applicable standards for financial statement purposes. The assumptions we use in calculating these amounts are discussed in Notes 2 and 17 of the Notes to our consolidated financial statements for the Fiscal 2013 included in our Annual Report on Form 10-K, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards. Stock awards for all periods presented include both performance-based PSUs and time-based RSUs (no stock options were awarded during the periods reported). No stock awards previously granted to our NEOs were materially modified or repriced during Fiscal 2013.

(4)
For Fiscal 2012, represents amounts paid under our 162(m) Incentive Plan, which payment was made at 34.7% of the target for each NEO. For Mr. Keck, amounts reported for Fiscal 2012 and the Transition Period (through October 2012) represent commissions earned in accordance with his commission-based bonus set forth in his employment agreement for orders, shipments and payments we received for polysilicon products and services. In October 2012, the Company entered into a letter agreement with Mr. Keck that provides that Mr. Keck's right to receive on-going annual incentive payments based on the sale of polysilicon equipment and services was terminated. In lieu of such annual incentive payments, the Company agreed pay Mr. Keck the following: (i) $1.5 million (less annual base salary and the sales incentive paid to Mr. Keck for the quarter ended June 30, 2012), to be paid in three equal quarterly installments beginning with the quarter ended September 30, 2012 and (ii) $2.5 million, to be paid in six equal quarterly installments beginning 30 days following the termination of Mr. Keck's employment with the Company (subject to reduction in certain instances). For Fiscal 2013, $253,154 represents amounts paid to Mr. Keck pursuant to this letter agreement and for the Transition Period $365,536 represents amounts received due to polysilicon sales (prior to the letter agreement) and $506,310 pursuant to the letter agreement. (For additional information, see below "—Employment Agreement—David W. Keck").

(5)
For Fiscal 2013, represents the amounts set forth in the table below.

Name	401(k) Plan Match	Housing Allowance		Health Insurance(b)	Other		Total
Thomas Gutierrez	$10,000			$2,000	$11,985	(c)	$23,985
Richard Gaynor	$10,000						$10,000
Daniel W. Squiller	$6,240	$222,495	(a)		$271,493	(d)	$500,228
David W. Keck	$933	$194,864	(a)	$167	$470,146	(d)	$666,110
Hoil Kim	$4,808			$2,000			$6,808

  (a)
  Represents amounts paid by the Company for apartments maintained by Mr. Keck and Mr. Squiller in Hong Kong in connection with the performance of their duties on behalf of the Company at this location. The amounts for Mr. Keck's and Mr. Squiller's apartments have been converted from Hong Kong dollars to U.S. dollars using the average monthly exchange rates during Fiscal 2013.

  (b)
  Represents contributions by the Company under its Health Savings Account that all employees may elect to participate in (Messrs. Gaynor and Squiller elected not to participate in this Health Savings Account plan).

  (c)
  Represents taxable travel benefits received by Mr. Gutierrez related to costs associated with travels to his residence in North Carolina.

  (d)
  Represents taxable benefits and remunerations and stipends received by Mr. Keck and Mr. Squiller in connection with their assignments to work on behalf of the Company in Hong Kong. Consistent with corporate policy, the Company pays on behalf of all U.S. citizens who are working on its behalf in Asia on an expatriate basis (including Mr. Keck and Mr. Squiller), an amount, referred to as a tax equalization payment, that is intended to put the employee in the same position, from tax-liability perspective, that he or she would be in if they were still located in the U.S. This amount includes for Mr. Keck $3,000 for travel incentives for selecting non-business class airfare when traveling on Company business to or from Asia.

(6)
Mr. Squiller's employment commenced on July 1, 2012.

 Grants of Plan-Based Awards Table

        The following table reports all plan-based awards granted to the NEOs during Fiscal 2013. The material terms of our short-and long-term incentive compensation awards are described in "—Compensation Discussion and Analysis—Compensation Components—Annual Cash Incentive" above and "—Compensation Discussion and Analysis—Compensation Components—Long-Term Equity Incentives" above.

		Estimated Future Payouts Under Non-Equity Incentive Plan(1)			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)
									Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)(3)	Maximum (#)
Thomas Gutierrez	n/a	$0	$906,250	$1,812,500	—	—	—	—	—
	1/15/2013	—	—	—	—	—	—	295,714	$943,328
	1/15/2013	—	—	—	—	361,429	—		$1,091,516
	12/11/2013	—	—	—	—	152,068	—	—	$1,249,999

Richard Gaynor	n/a	$0	$329,600	$659,200	—	—	—	—	—
	1/15/2013	—	—	—	—	—	—	114,286	$364,572
	1/15/2013	—	—	—	—	114,286	—	—	$345,144
	12/11/2013	—	—	—	—	50,122	—	—	$412,003

Daniel W. Squiller	n/a	$0	$515,000	$1,030,000	—	—	—	—	—
	1/15/2013	—	—	—	—	—	—	114,286	$364,572
	1/15/2013	—	—	—	—	114,286	—		$345,144
	12/11/2013	—	—	—	—	93,978	—		$772,499

David W. Keck(5)	n/a	$0	$289,688	$579,375	—	—	—	—	—
	1/15/2013	—	—	—	—	—	—	85,714	$273,428
	1/15/2013	—	—	—	—	85,715	—	—	$258,859

Hoil Kim	n/a	$0	$289,688	$579,375	—	—	—	—	—
	1/15/2013	—	—	—	—	—	—	85,714	$273,428
	1/15/2013	—	—	—	—	85,715	—	—	$258,859
	12/11/2013	—	—	—	—	46,989	—	—	$386,250

(1)
The amounts in this table do not include the discretionary bonus awarded in Fiscal 2013 that was paid to the NEOs in December 2013. These bonuses are further described above under "—Compensation Discussion and Analysis—Compensation Components—Annual Cash Incentive—Determination to Pay a Discretionary Bonus in Fiscal 2013."

(2)
These amounts represent RSU awards that vest as to one-third of the amount subject to the RSU award on each of the first, second and third anniversary of the date of grant.

(3)
These amounts represent performance-based PSU awards issued to the NEOs. Under the terms of the PSUs awarded on January 15, 2013, the awards are earned based on the achievement of share price targets (calculated based on the average closing price of the Company's common stock over a 20 consecutive trading day period). Specifically, one-third of the PSUs are earned if the share price meets or exceeds each of the following three different target stock prices: (i) $4.19, (ii) $5.19 and (iii) $6.19. The NEO must remain employed with the Company through January 2014, January 2015 and January 2016 for each of the one-third of the PSUs to vest on such date. Under the terms of the PSUs awarded on December 11, 2013, the awards are earned based on the achievement of performance goals as follows: (i) 50% are subject to satisfaction of critical performance obligations in connection with the Company's agreement with Apple provided that vesting will occur on the later of December 31, 2014 or the date on which such objectives are achieved; and (ii) 50% are subject to the achievement of a related revenue target, provided that vesting will occur on the later of December 31, 2015 or the date the target is achieved.

(4)
Represents the grant-date fair value of stock awards as calculated in accordance with applicable standards for financial statement purposes. The assumptions we use in calculating these amounts are discussed in Notes 2 and 17 of the Notes to our consolidated financial statements for Fiscal 2013 included in our Annual Report on Form 10-K, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

(5)
The target amount set forth in this table for Mr. Keck does not take into account the letter agreement amending Mr. Keck's employment agreement entered into in October 2012. Mr. Keck's Fiscal 2013 compensation, as reported in the Summary Compensation Table, included a payment of $253,154 made in April 2013 pursuant to the October 2012 letter agreement. Additional information about Mr. Keck's commission payments and amendments to his employment agreement are set forth below under "Employment Agreements—David W. Keck".

Outstanding Equity Awards at Fiscal 2013 Year End

        The following table provides information on each of the awards granted to our NEOs that were outstanding as of December 31, 2013.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(8)
Thomas Gutierrez	424,837	(1)	—	(1)	$5.36	10/29/2019	22,978	(2)	$200,368	—		—
	103,401	(1)	22,978	(1)	$5.44	6/2/2020	42,277	(2)	$368,655	—		—
	—		—		—	—	84,788	(2)	$739,351	—		—
	—		—		—	—	—		—	207,259	(3)	$1,807,298
	—		—		—	—	159,021	(4)	$1,386,663	—		—
	—		—		—	—	295,714	(5)	$2,578,626	—		—
	—		—		—	—	361,429	(6)	$3,151,661	—		—
	—		—		—	—	—		—	152,068	(7)	$1,326,033
Richard Gaynor	136,991	(1)	14,800	(1)	$5.56	3/1/2020	31,079	(2)	$271,009	—		—
	—		—		—	—	21,138	(2)	$184,323	—		—
	—		—		—	—	34,913	(2)	$304,441	—		—
	—		—		—	—	—		—	46,550	(3)	$405,916
	—		—		—	—	66,519	(4)	$580,046	—		—
	—		—		—	—	114,286	(5)	$996,574	—		—
	—		—		—	—	114,286	(6)	$996,574	—		—
	—		—		—	—	—		—	50,122	(7)	$437,064
Daniel W. Squiller	—		—		—	—	559,701	(2)	$4,880,593	—		—
	—		—		—	—	114,286	(5)	$996,574	—		—
	—		—		—	—	114,286	(6)	$996,574	—		—
	—		—		—	—	—		—	93,978	(7)	$819,488
David Keck	32,682	(1)	—	(1)	$4.81	9/1/2019	11,489	(2)	$100,184	—		—
	42,127	(1)	11,489	(1)	$5.44	6/2/2020	21,138	(2)	$184,323	—		—
	—		—		—	—	27,432	(2)	$239,207	—		—
	—		—		—	—	—		—	36,575	(3)	$318,934
	—		—		—	—	66,519	(4)	$580,046	—		—
	—		—		—	—	85,714	(5)	$747,426	—		—
	—		—		—	—	85,715	(6)	$747,435	—		—
Hoil Kim	64,664	(1)	—	(1)	$4.81	9/1/2019	9,765	(2)	$85,151	—		—
	53,359	(1)	9,766	(1)	$5.44	6/2/2020	16,911	(2)	$147,464	—		—
	—		—		—	—	27,432	(2)	$239,207	—		—
	—		—		—	—	—		—	36,575	(3)	$318,934
	—		—		—	—	66,519	(4)	$580,046	—		—
	—		—		—	—	85,714	(5)	$747,426	—		—
	—		—		—	—	85,715	(6)	$747,435	—		—
	—		—		—	—	—		—	46,989	(7)	$409,744

(1)
Options to purchase 784,314 shares of our common stock were granted to Mr. Gutierrez on October 29, 2009, of which 1/4 vested on October 29, 2010, the first anniversary of the grant date, and 1/48 vest each month subsequent to October 29, 2010. Options to purchase 183,824 shares of our common stock were granted to Mr. Gutierrez on June 2, 2010, of which 1/4 vested on June 2, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to June 2, 2011.

Options to purchase 236,791 shares of our common stock were granted to Mr. Gaynor on March 1, 2010, of which 1/4 vested on March 1, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to March 1, 2011.

Options to purchase 82,565 shares of our common stock were granted to Mr. Keck on September 1, 2009, of which 1/4 vested on September 1, 2010, the first anniversary of the date of grant, and 1/48 vest each month subsequent to September 1, 2010. Options to purchase 91,912 shares of our common stock were granted to Mr. Keck on June 2, 2010, of which 1/4 vested on June 2, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to June 2, 2011.

Options to purchase 82,565 shares of our common stock were granted to Mr. Kim on September 1, 2009, of which 1/4 vested on September 1, 2010, the first anniversary of the date of grant, and 1/48 vest each month subsequent to September 1, 2010. Options to purchase 78,125 shares of our common stock were granted to Mr. Kim on June 2, 2010, of which 1/4 vested on June 2, 2011, the first anniversary of the grant date, and 1/48 vest each month subsequent to June 2, 2011.

(2)
These restricted stock unit awards vest over four years in four equal annual installments commencing on the first anniversary of the grant date.

(3)
These amounts represent performance-based restricted stock unit awards issued to the NEOs, of which 1/3 are earned upon the achievement of an incentive operating income targets established by the Compensation Committee for three consecutive twelve month periods commencing on March 31, 2011, and those shares that are earned upon achievement of the metric vest upon the filing of the Quarterly Report on Form 10-Q for the quarter ended March 29, 2014.

(4)
These restricted stock unit awards vest as to 25% on the first anniversary of the date of grant and in equal quarterly amounts over the following three year period.

(5)
These restricted stock unit awards vest over three years in three equal annual installments commencing on the first anniversary of the grant date.

(6)
These performance-based restricted stock unit awards are earned as to one-third of the PSUs if the share price meets or exceeds each of the following three different target stock prices: (i) $4.19, (ii) $5.19 and (iii) $6.19. The company's stock price on the date that these awards were made was $3.19. Each of the target stock prices had been satisfied as of December 31, 2013 and, therefore, one-third of the PSUs vest on each of January 15, 2014, January 15, 2015 and January 15, 2016 subject to the NEO's continued employment through such date.

(7)
These performance-based restricted stock unit awards are earned based on the achievement of performance goals as follows: (i) 50% are subject to satisfaction of performance obligations in connection with the Company's agreement with Apple provided that vesting will occur on the later of December 31, 2014 or the date on which such objectives are achieved; and (ii) 50% are subject to the achievement of a related revenue target, provided that vesting will occur on the later of December 31, 2015 or the date the target is achieved.

(8)
Based on the on the $8.72 closing market price of our common stock on December 31, 2013 (the last day of trading of Fiscal 2013 was December 31, 2013).

Option Exercises and Stock Vested Table

        The following table provides information on the aggregate value realized by the NEOs upon the exercise of stock options, and the aggregate value realized by the NEOs upon the vesting of restricted stock unit awards during Fiscal 2013.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)		Number of Shares Acquired on Vesting (#)		Value Realized on Vesting ($)
Thomas Gutierrez	—	—		303,062	(1)	2,014,972	(1)
Richard Gaynor	35,000	85,572	(3)	109,585	(2)	582,910	(2)
Daniel W. Squiller	—	—		186,568	(4)	761,197	(4)
David W. Keck	—	—		97,090	(5)	600,989	(5)
Hoil Kim	—	—		91,139	(6)	553,283	(6)

(1)
Amount equals the closing market price of our common stock on June 2, 2013, June 6, 2013, September 6, 2013, October 29, 2013, November 10, 2013 and December 6, 2013, multiplied by the number of shares that vested on such dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Gutierrez acquired 202,994 shares upon vesting of restricted stock units in Fiscal 2013.

(2)
Amount equals the closing market price of our common stock on March 1, 2013, June 2, 2013, June 6, 2013, September 6, 2013, November 10, 2013 and December 6, 2013, multiplied by the number of shares that vested on such dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Gaynor acquired 78,710 shares upon vesting of restricted stock units in Fiscal 2013.

(3)
Represents the difference between the closing market price of our common stock on the date of exercise and exercise price multiplied by the number of shares acquired on exercise.

(4)
Amount equals the closing market price of our common stock on July 2, 2013 multiplied by the number of shares that vested on such date.

(5)
Amount equals the closing market price of our common stock on June 2, 2013, June 6, 2013, September 1, 2013, September 6, 2013, November 10, 2013 and December 6, 2013, multiplied by the number of shares that vested on such dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Keck acquired 54,473 shares upon vesting of restricted stock units in Fiscal 2013.

(6)
Amount equals the closing market price of our common stock on June 2, 2013, June 6, 2013, September 1, 2013, September 6, 2013, November 10, 2013 and December 6, 2013, multiplied by the number of shares that vested on such dates. Net of shares withheld to satisfy tax withholding obligations upon the vesting of restricted stock units, Mr. Kim acquired 61,467 shares upon vesting of restricted stock units in Fiscal 2013.

Pension Benefits

        We do not sponsor or maintain any pension plans.

Non-qualified Deferred Compensation

        We have not adopted any non-qualified defined contribution plans or other deferred compensation plans.

Employment Agreements

        The following information summarizes the employment agreements for our NEOs.

        Thomas Gutierrez.    Mr. Gutierrez's employment agreement, entered into in 2009, provides for an initial annual base salary of $507,500, or such higher rate as the Compensation Committee may determine from time to time, a one-time bonus under the 2010 Executive Incentive Program equal to a pro rata portion of Mr. Gutierrez's annual base salary, an additional one-time bonus payable in two installments equal to an aggregate of $240,000 payable in two equal installments, the first made on the date employment commenced and the second was made in January 2010 (of this one-time bonus, approximately $60,000 was reimbursement for relocation expenses when Mr. Gutierrez commenced employment with the Company), participation in our employee benefit programs provided for in the agreement or determined by the Board for which senior executive employees of the Company and its subsidiaries are generally eligible and four weeks of paid vacation and paid leave for illness. The employment agreement also provides for a grant to Mr. Gutierrez of 400,000 restricted stock units and an option to purchase 784,314 shares of our common stock upon satisfaction of certain conditions. The employment agreement also provides that upon termination of Mr. Gutierrez's employment with the Company without "Cause" (as defined in the employment agreement) or by Mr. Gutierrez for "Good

Reason" (as defined in the employment agreement), and upon satisfaction of certain conditions, Mr. Gutierrez would be entitled to his base salary and continued health insurance benefits for twelve months following such termination. Mr. Gutierrez is also subject to certain confidentiality and non-competition obligations that continue following the termination of his employment.

        Richard Gaynor.    Mr. Gaynor's employment agreement, entered into in 2010, provided for an initial annual base salary of $320,000, or such higher rate as the Compensation Committee may determine from time to time, participation in our executive incentive programs with a target bonus equal to a pro rata portion of 60% of Mr. Gaynor's base salary in Fiscal year 2011; a one-time sign-on bonus of $85,000, payable in two equal installments, the first upon commencement of employment with the Company and the second at the same time as other executives received payments under the 2010 Executive Incentive Program, three weeks of paid vacation and other benefits generally available to our senior executive employees, subject to certain limitations. The employment agreement also provided for a grant to Mr. Gaynor of 124,316 restricted stock units and an option to purchase 236,791 shares of our common stock. The employment agreement also provided that in the event of termination by the Company without "Cause" (as defined in the employment agreement) or by Mr. Gaynor for "Good Reason" (as defined in the employment agreement), Mr. Gaynor would be entitled to twelve months of base salary and health benefits following such termination. The employment agreement contains certain non-competition and non-solicitation provisions that continue for one year following termination of his employment and certain confidentiality provisions. Mr. Gaynor resigned from his employment with the Company on March 11, 2014 (and no amounts were paid to him in connection with such resignation under his employment agreement or otherwise).

        Daniel W. Squiller.    Mr. Squiller's employment agreement, entered into in 2012, provides for an initial annual base salary of $500,000, or such higher rate as the Compensation Committee may determine from time to time, a discretionary sign-on bonus of $200,000, participation in our executive incentive programs with a target bonus equal to 100% of Mr. Squiller's base salary in calendar year 2012 pro-rated for the number of days he was employed during 2012 (provided that Mr. Squiller will receive a minimum bonus equal to 50% of his base salary, pro rated for the number of days he was employed during 2012); four weeks of paid vacation and other benefits generally available to our senior executive employees, subject to certain limitations. The employment agreement also provides for a grant to Mr. Squiller of restricted stock units calculated by dividing $4,000,000 by the closing price of the Company's common stock on the date his employment commenced. The employment agreement also provides that in the event of termination by the Company without "Cause" (as defined in the employment agreement) or by Mr. Squiller for "Good Reason" (as defined in the employment agreement), Mr. Squiller would be entitled to twelve months of base salary and health benefits following such termination. The employment agreement contains certain non-competition and non-solicitation provisions that continue for one year following termination of his employment and certain confidentiality provisions.

        David W. Keck.    Mr. Keck's employment agreement, entered into in 2006, provides for an initial annual base salary of $190,000, to be reviewed annually by our Board of Directors, and participation in our health, medical, dental and long-term disability insurance programs, 401(k) participation, eligibility for any long-term incentive plans applicable to senior management at the discretion of the Board, three weeks of paid vacation, and any other benefits available to employees on terms generally available to senior management. Until amended in October 2012 (as described below), Mr. Keck was also entitled to a commission based on orders we receive for polysilicon products and services. With respect to each order for which a commission is earned, a commission was payable as follows: (i) 15% of Mr. Keck's commission when a deposit is received, (ii) 45% when a shipment payment is received and (iii) 40% when a final payment is received. Because of the complexity associated with tracking shipment payments, the portion of the commission that relates to shipment payments is instead paid in two increments: 22.5% of the commission is paid when the first vessel with respect to an order is shipped and 22.5% is paid when the last vessel with respect to that order is shipped. These payments were made in the calendar quarter immediately following the calendar quarter in which a triggering event described in clauses (i), (ii) or (iii) of the preceding sentence occurred, and subject to the condition that Mr. Keck be employed on the date on which such triggering event occurs. In the event of termination by the Company without "Cause" (as defined in the employment agreement) or by Mr. Keck for "Good Reason" (as defined in the employment agreement), Mr. Keck would be entitled to six months of base salary, health, medical and dental insurance benefits following such termination, subject to certain restrictions, and accrued and unpaid bonus for the year prior to the year in which termination occurs. In connection with his employment agreement, Mr. Keck entered into an employee, non-competition, non-disclosure, proprietary information and patent and invention assignment agreement which contain non-competition and non-solicitation provisions that continue for three years following termination of his employment.

        In October 2012, the Company entered into a letter agreement with Mr. Keck. This letter agreement provides that Mr. Keck's existing employment agreement, as described in the preceding paragraph, be amended to terminate his right to receive certain on-going annual incentive payments which are based on the sale of polysilicon equipment and services. In lieu of such annual incentive payments, the Company will pay Mr. Keck the following: (i) $1.5 million (less annual base salary and the sales incentive paid to Mr. Keck for the quarter ended June 30, 2012), to be paid in three equal quarterly installments beginning with the quarter ended September 30, 2012 and (ii) $2.5 million, to be paid in six equal quarterly installments beginning 30 days following the termination of Mr. Keck's employment with the Company under the Independent Consulting Agreement described below (provided that, under certain circumstances, such amount will be reduced to (A) $2.0 million if Mr. Keck terminates his employment prior to December 31, 2013 or (B) $1.5 million if Mr. Keck terminates his employment prior to December 31, 2012). In addition, the letter agreement removed an exception to Mr. Keck's non-competition covenant and decreased its length from three years to two years. Mr. Keck entered into an Independent Consultant Agreement with the Company contemporaneously with the letter agreement. The Independent Consulting Agreement shall become effective only after Mr. Keck terminates his employment with the Company. The Independent Consulting Agreement provides that Mr. Keck will provide consulting services, for a period of 18 months (such period to commence following termination of his employment with the Company) , in connection with the business operations and technology matters of the Company's polysilicon business. Mr. Keck has agreed to make these services available up to 100 hours per quarter during the term of the Independent Consulting Agreement.

        Hoil Kim.    Mr. Kim's employment agreement, entered into in 2008, provides for an initial annual base salary of $305,000, or such higher rate as the Compensation Committee may determine from time to time, participation in our Executive Incentive Program with eligibility for a flat payment of $45,000 for fiscal year 2009, three weeks of paid vacation and other benefits generally available to our senior executive employees, subject to certain limitations. The employment agreement also provides for a grant to Mr. Kim of 140,000 restricted stock units. The employment agreement also provides that in the event of termination by the Company without "Cause" (as defined in the employment agreement) or by Mr. Kim for "Good Reason" (as defined in the employment agreement), Mr. Kim would be entitled to twelve months of base salary and health benefits following such termination. The employment agreement contains certain non-competition and non-solicitation provisions that continue for one year following termination of his employment and certain confidentiality provisions.

Potential Payments Upon Termination or Change-in-Control

        Our NEOs currently employed by us may receive certain benefits upon the termination of their employment with us under the following circumstances:

  •
  termination by us without Cause or by them for Good Reason;

  •
  termination as a result of death of disability; and

  •
  Change in Control and termination by us (or a successor entity) without Cause or by them for Good Reason within twelve months.

        Earned Pay.    If a named executive officer either (1) is terminated for Cause or (2) terminates his or her employment other than for Good Reason, then the named executive officer forfeits any earned, but unpaid, bonus amounts for the year prior to the year in which the termination takes place. If a named executive officer either (1) is terminated other than for Cause or (2) terminates his or her employment for Good Reason, then the named executive officer would be entitled to receive any remaining unpaid portions of bonuses earned in the year prior to the year in which the termination takes place. In certain cases, such as Mr. Gutierrez's, Mr. Squiller's and Mr. Gaynor's employment agreements, receipt of a pro-rated bonus upon death or disability is subject to Board approval. Under all of the termination scenarios, the NEOs would remain entitled to any unpaid, but earned portions of salary and benefits up until the time of termination. Mr. Keck's payments under the October 2012 amendment to his employment agreement may be reduced in certain cases of his termination of employment (as described above).

        Unvested Equity Awards.    In accordance with the terms of the NEOs' equity award agreements, if an NEO is terminated for any reason (other than following a change in control), he or she forfeits all unvested equity awards (including upon death or disability). In addition, equity award agreements for our NEOs for options or restricted stock units do not provide for accelerated vesting solely upon termination of employment. Therefore, there is no incremental benefit associated with these equity awards at termination. In January 2013, equity awards granted to our NEOs provide that such awards may be "earned" and vest following the retirement of the applicable executive officer if (A) the sum of the total years of such executive officer's service at the Company plus his age is equal to (or greater than) 65, and (B) such executive officer (1) has at least 5 years of service at the Company and (2) is at least 60 years old. With respect to performance-based equity awards, such awards may vest following retirement only if the applicable performance metrics are satisfied.

        In June 2010, the Board of Directors amended all option and restricted stock unit agreements for executive officers to provide, to the extent they did not already do so and to the extent such modifications do not cause the awards to become subject to Section 409A of the Internal Revenue Code, that upon a termination of the executive officer's employment by the Company (or a successor entity) without "Cause" (as defined in the executive officer's employment agreement), or by the executive officer for "Good Reason" (as defined in the executive officer's employment agreement), in each case within twelve months following a "Change in Control" (as defined in the restricted stock unit agreement and stock option agreement, as applicable), all of the unvested restricted stock units and unvested options shall vest. All equity awards granted to the NEOs after June 2010 included provisions substantially similar to those described above in this paragraph.

        We believe that having in place reasonable and competitive stock compensation is essential to attracting and retaining highly-qualified executives. In determining the conditions on which equity awards will accelerate, and what portion of the award that will accelerate, under the various options that are used by companies in our industry and generally, the Compensation Committee has drawn a distinction between, on the one hand, voluntary terminations and terminations for cause and, on the other, terminations without cause following a change in control. Payment in the latter circumstances has been deemed appropriate in light of the benefits we receive from having a compensation program that is competitive with other companies, as well as the likelihood that the executive's departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either inadequate performance or an affirmative decision by the executive to end his or her relationship with the Company (or a successor entity).

        Incremental Benefits.    In connection with either (1) termination by us without Cause or (2) termination by the named executive officer for Good Reason, the named executive officer would receive benefits equal to one year's salary (six month's salary in the case of Mr. Keck) and a continuation of benefits for the period of one year (or six months in the case of Mr. Keck), subject to applicable delay periods for benefits that constitute nonqualified deferred compensation under Section 409A of the Internal Revenue Code. These payments following termination of employment will be paid over the applicable period in accordance with the Company's standard payroll practices. In connection with termination of employment as a result of disability or death, the named executive officer, subject to approval of the Board of Directors for certain NEOs, would be entitled to receive a bonus payment at target for the year in which the termination takes places, prorated by the portion of the year elapsed until the termination date. For additional information on payment that may be made to Mr. Keck upon termination, see "Employment Agreements—David W. Keck" above.

        We believe that having in place reasonable and competitive employee severance plans is essential to attracting and retaining highly-qualified executives. Our employment arrangements are designed to provide reasonable compensation to departing executives under certain circumstances to facilitate an executive's transition to new employment. We seek to mitigate any potential employer liability by requiring the executive to sign a separation and release agreement acceptable to us as a condition to receiving severance benefits. While we do not believe that the provisions of a severance benefit would be a determinative factor in an executive's decision to join, or remain with, GTAT, the absence of such a provision in the employment agreement would present a distinct competitive disadvantage in the market for talented executives. Furthermore, we believe that it is important to set forth the benefits payable in triggering circumstances in advance in an attempt to avoid future disputes or litigation. We do not consider specific amounts payable under the employment arrangements described above when establishing annual compensation. We do believe, however, that these arrangements are necessary to offer compensation packages that are competitive. In determining payment and benefit levels under the various circumstances triggering the provision of benefits under employment agreements, the Compensation Committee has drawn a distinction between, on the one hand, voluntary terminations and terminations for cause and, on the other, terminations without cause. Payment in the latter circumstances has been deemed appropriate in light of the benefits we receive to us described above as well as the likelihood that the executive's departure is due, at least in part, to circumstances not within his or her control. In contrast, we believe that payments are not appropriate in the event of a termination for cause or voluntary resignation because such events reflect either inadequate performance or an affirmative decision by the executive to end his or her relationship with us.

        The following table shows the incremental benefits that would be received by the NEOs under the various termination scenarios if their termination had occurred on December 31, 2013. The last column gives effect to the provision in the NEOs' options and restricted stock unit awards that provide that upon a termination of the executive officer's employment by the Company without "Cause" (as defined in the executive officer's employment agreement), or by the executive officer for "Good Reason" (as defined in the executive officer's employment agreement), in each case within twelve months following a

"Change in Control" (as defined in the restricted stock unit agreement and non-qualified stock option agreement, as applicable), all of the unvested restricted stock units and unvested options shall vest.

Name	Benefit	Termination Without Cause or For Good Reason	Death or Disability(1)	Change in Control and Termination Without Cause Within Twelve Months
Thomas Gutierrez	Base Salary Continuation	$725,000		$725,000
	Bonus(2)		$906,250
	Health, Medical, Dental Benefits	$12,286		$12,286
	Vesting of RSUs(3)			$5,273,664
	Vesting of PSUs(3)			$6,284,992
	Stock Options(3)			$200,368

	Total	$737,286	$906,250	$12,496,310
Richard Gaynor	Base Salary Continuation	$412,000		$412,000
	Bonus(2)		$329,600
	Health, Medical, Dental Benefits	$16,487		$16,487
	Vesting of RSUs(3)			$2,336,393
	Vesting of PSUs(3)			$1,839,554
	Stock Options(3)			$129,056

	Total	$428,487	$329,600	$4,733,490
Daniel W. Squiller	Base Salary Continuation	$515,000		$515,000
	Bonus(2)		$515,000
	Health, Medical, Dental Benefits	$15,037		$15,037
	Vesting of RSUs(3)			$5,877,167
	Vesting of PSUs(3)			$1,816,062
	Stock Options(3)			—

	Total	$530,037	$515,000	$8,223,266
David W. Keck	Base Salary Continuation	$193,125		$193,125
	Bonus(4)		$144,844
	Health, Medical, Dental Benefits	$8,123		$8,123
	Vesting of RSUs(3)			$1,851,186
	Vesting of PSUs(3)			$1,066,369
	Stock Options(3)			$100,184

	Total	$201,248	$144,844	$3,218,987
Hoil Kim	Base Salary Continuation	$386,250		$386,250
	Bonus(2)		$289,688
	Health, Medical, Dental Benefits	$16,246		$16,246
	Vesting of RSUs(3)			$1,799,294
	Vesting of PSUs(3)			$1,476,113
	Stock Options(3)			$85,160

	Total	$402,496	$289,688	$3,763,063

(1)
The employment agreements with Messrs. Gutierrez, Gaynor, Kim and Squiller provide for the payment of their pro-rated bonus upon death or disability requires Board approval. For the purpose of this table, we have assumed the Board has approved the bonus payment at the end of Fiscal 2013 for service through the last day of Fiscal 2013. The employment agreement with Mr. Keck provides that he is entitled to the payment of pro-rated bonus upon death or disability (and no approval is required by the Board). These bonus payments would be made in one lump sum to the NEO.

(2)
Amounts shown for "Bonus" represent the target bonus the NEO would have earned for Fiscal 2013 under the 162(m) Incentive Plan, based on the assumption that the NEO's employment terminated as of the last day of Fiscal 2013, in accordance with the NEO's employment agreement. The amount set forth in the table reflects 100% of the target bonus under the 162(m) Incentive Plan because this table assumes that the NEOs were terminated as of the last day of the fiscal year and we had not yet determined the amount of the bonuses payable to our NEOs under the 162(m) Incentive Plan for Fiscal 2013.

(3)
Amounts shown for "Vesting of RSUs," "Vesting of PSUs," and "Stock Options" represent the incremental vesting of these equity awards in accordance with the terms of the agreements governing the awards valued at the closing market price on December 31, 2013 of $8.72.

(4)
Pursuant to the October 2012 letter agreement with Mr. Keck, the Company agreed to pay Mr. Keck the following: (i) $1.5 million (less annual base salary and the sales incentive paid to Mr. Keck for the quarter ended June 30, 2012), to be paid in three equal quarterly installments beginning with the quarter ended September 30, 2012 and (ii) $2.5 million, to be paid in six equal quarterly installments beginning 30 days following the termination of Mr. Keck's employment with the Company under the Independent Consulting Agreement described above (provided that, under certain circumstances, such amount will be reduced to (A) $2.0 million if Mr. Keck terminates his employment prior to December 31, 2013 or (B) $1.5 million if Mr. Keck terminates his employment prior to December 31, 2012). The amounts set forth in the table above do not reflect payments that may be made pursuant to the October 2012 letter agreement.

DIRECTOR COMPENSATION

Cash Compensation

        Directors who are also our employees receive no compensation for serving as directors. Under the current director compensation guidelines, non-employee directors received an annual fee in the amount of $60,000 for their services as a director. Audit Committee members receive an additional annual fee in the amount of $10,000 (which amount was increased from $7,500 in March 2014), Compensation Committee members receive an additional annual fee in the amount of $7,500 (which amount was increased from $5,000 in March 2014), and Nominating and Corporate Governance Committee members receive an additional annual fee in the amount of $5,000. Chairs of committees receive the following fees (instead of, and not in addition to, the committee membership fees noted above): the chair of the Audit Committee receives an annual fee in the amount of $25,000, the chair of the Compensation Committee receives an annual fee in the amount of $15,000, and the chair of the Nominating and Corporate Governance Committee receives an annual fee in the amount of $10,000. In addition, the Chairman of the Board receives an additional $25,000 for such position. The Board also removed the $75,000 limitation that had formerly been placed on non-employee directors for their service on the Board or any standing committee of the Board.

Equity Awards

        In June 2013, the Compensation Committee approved an equity incentive award for non-employee directors (other than Mr. Massengill) in the form of restricted stock units valued at $120,000 and approved an equity incentive award for Mr. Massengill in the form of restricted stock units valued at $195,000.

        Beginning in 2009, restricted stock units awarded to non-employee directors, other than initial awards to newly appointed directors (which vest in three equal annual installments) and the restricted stock unit award to Mr. Godshalk in February 2009 (which vested in two equal annual installments), vest upon the earlier of (i) the day preceding the next annual meeting of stockholders of the Company and (ii) the first anniversary of the date of grant. These awards also contain the following change of control provision: Upon termination of director's directorship with us that also constitutes a "separation from service" within the meaning of Treas. Reg. §1.409A-3(i)(5) within twelve months following a "Change in Control," of the Company (the "Change in Control Termination"), if the Change in Control Termination occurs on or before the first anniversary of the date of grant, all of the restricted stock units shall vest on the date of the Change in Control Termination.

Reimbursement of Certain Expenses

        All of our directors are reimbursed for out-of-pocket expenses incurred in connection with attending all Board and other committee meetings and in connection with continuing director education.

 Director Compensation Table

        The following table sets forth the compensation paid to our non-employee directors in Fiscal 2013:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Kathleen A. Cote(2)	$67,500	$120,000	$187,500
J. Michal Conaway(2)	$90,000	$120,000	$210,000
Ernest L. Godshalk(2)	$75,000	$120,000	$195,000
Matthew E. Massengill(2)	$95,000	$195,000	$290,000
Mary Petrovich(2)(3)	$65,000	$120,000	$185,000
Robert E. Switz(2)	$72,500	$120,000	$192,500
Noel G. Watson(2)	$65,000	$120,000	$185,000
Thomas Wroe, Jr.(4)	$59,583	$240,000	$299,583

(1)
Represents the grant date fair value of the stock award calculated in accordance with applicable standards for financial statement purposes. The assumptions we use in calculating these amounts are discussed in Notes 2 and 17 of the Notes to our consolidated financial statements for Fiscal 2013 included in our Annual Report on Form 10-K, except that the amounts reflected in the table above exclude the impact of estimated forfeitures of equity awards.

(2)
In June 2013, Messrs. Conaway, Godshalk, Wroe, Switz and Watson and Ms. Petrovich and Ms. Cote were each granted 27,714 RSUs. In June 2013, Mr. Massengill was granted 45,035 RSUs.

(3)
Ms. Petrovich resigned as a member of the Board of Directors in January 2014.

(4)
Mr. Wroe was appointed as a member of the Board of Directors in February 2013. In connection with his appointment, Mr. Wroe was granted 39,344 RSUs.

        The following table sets forth the aggregate number of restricted stock units and option awards outstanding for each of our non-employee directors as of December 31, 2013.

Name	Restricted Stock Units	Options
Kathleen A. Cote	37,815
J. Michal Conaway	27,714
Ernest L. Godshalk(1)	27,714	135,116
Matthew E. Massengill	45,035
Mary Petrovich	31,015
Robert E. Switz	31,015
Noel G. Watson	27,714
Thomas Wroe, Jr.	67,058

(1)
On December 21, 2007, Mr. Godshalk was granted an option to purchase 37,196 shares of our common stock at an exercise price of $5.64 per share, all of which are vested as of December 31, 2013. On July 27, 2006, Mr. Godshalk was granted an option to purchase 195,840 shares of our common stock at an exercise price of $1.66 per share, all of which are vested as of December 31, 2013 and 97,920 of which were exercised during Fiscal 2013.

Director Stock Ownership Requirement

        In June 2013, the Compensation Committee revised the equity ownership requirement that applies to each of the non-employee directors. The requirement provides that non-employee directors shall retain 50% of net after tax shares of common stock received (excludes options but includes shares received upon exercise of options) until the market value of shares held exceeds five times the board cash retainer (the "Director Ownership Threshold"). Compliance with the Director Ownership Threshold shall be determined each year on the basis of the closing price on the last trading day of the first fiscal quarter. Once a director is determined to have met the Director Ownership Threshold, such director shall be deemed to be in compliance with the requirement, notwithstanding subsequent changes to the stock price or board cash retainer amount, so long as the director maintains ownership of the number of shares required for compliance with the Director Ownership Threshold as of the applicable date for determination of compliance, subject to the Compensation Committee's discretion to reassess compliance based upon changes in circumstance. All directors were in compliance with the director stock ownership requirement for all of Fiscal 2013.

EXECUTIVE OFFICERS

        Set forth below are the name, age and position of each of our executive officers.

Name	Age	Position
Thomas Gutierrez	65	President and Chief Executive Officer
Daniel W. Squiller	56	Chief Operating Officer
Kenwardev Raja Singh Bal	38	Vice President and Chief Financial Officer
Jeffrey J. Ford	57	Vice President, Asia and Industrial Furnaces Business
David W. Keck	49	Executive Vice President, Solar Business
Hoil Kim	56	Vice President, Chief Administrative Officer, General Counsel and Secretary

        Set forth below is a description of the business experience of each of our executive officers:

        Thomas Gutierrez—President and Chief Executive Officer.    Mr. Gutierrez has served as President and Chief Executive Officer and a director since October 2009. He served as Chief Executive Officer and a member of the board of directors of Xerium Technologies Inc., a company that develops, manufactures and markets technically advanced synthetic textiles, from 2001 to 2008. From 1995 to 2001, Mr. Gutierrez also served as Chief Executive Officer of Invensys Power Systems, a provider of power control and energy storage products, systems and services for industrial applications. Mr. Gutierrez has extensive international experience in product development, manufacturing, marketing and sales. Mr. Gutierrez has also held various positions with Pulse Engineering (1992-1994), Pitney Bowes, Inc. (1985-1992) and Motorola, Inc. (1981-1984). Mr. Gutierrez currently serves on the board of directors of Verso Paper Corp. and PhytoChem Pharmaceuticals. Mr. Gutierrez served as a director of Veeco Instruments Inc., a provider of process equipment technology solutions for data storage, LED, solar and other manufacturers from November 2010 to September 2011; a director of Comverge, Inc., a provider of clean energy alternatives from 2009 to 2010 and a director of Xerium Technologies Inc. from 2001 to 2008. He received his BSc. degree in Electrical Engineering from Florida Institute of Technology.

        Daniel W. Squiller—Chief Operating Officer.    Mr. Squiller has served as Chief Operating Officer since January 2013. He served as President, Crystal Growth Systems Group from October 2012 to January 2013, and as President, PV and Worldwide Operations from July 2012 to October 2012. From October 2003 to July 2012, he served as Chief Executive Officer of PowerGenix, a manufacturer of high-power rechargeable batteries. From 1998 to October 2003, Mr. Squiller served as President of Invensys Power Components, a division of Invensys plc, and a global manufacturer of Powerware UPSs, Teccor power semiconductors, and Lambda power supplies. Mr. Squiller's experience with early stage companies includes a post as General Manager of Indyme Electronics, a provider of telecommunications equipment, and Vice President of Business Development and Sales for St. Bernard Software, a provider of enterprise network protection software. Earlier in his career, Mr. Squiller spent 10 years at the San Diego division of Scientific Atlanta, which specializes in high-speed spectrum analysis instrumentation for commercial and government business sectors. There, he held positions in engineering, marketing, sales and operations. Mr. Squiller holds a B.S. in Electrical Engineering and an M.A. in Organizational Communication from Ohio University.

        Kenwardev Raja Singh Bal—Vice President and Chief Financial Officer.    Mr. Bal has served as Vice President and Chief Financial Officer since March 2014, and served as Vice President, Corporate Controller and Chief Accounting Officer from January 2014 to March 2014. Prior to joining the Company, Mr. Bal served as Corporate Controller of Skyworks Solutions, Inc., a components manufacturer for the semiconductor industry, from November 2008 until December 2013, as Director, Corporate Development of Skyworks Solutions, Inc. from October 2004 until December 2005. Prior to this role, Mr. Bal held various senior finance positions with Skyworks, including Director of Corporate Development and Business Unit Controller. Mr. Bal previously held positions with Lucent Technologies and Ernst & Young. Mr. Bal holds a Bachelor of Commerce degree, with a specialization in accounting from the University of Ottawa's Telfer School of Management.

        Jeffrey J. Ford—Vice President, Asia and Industrial Furnace Business.    Mr. Ford has served as Vice President, Asia and Industrial Furnace Business since March 2014, and served as Vice President of Business Development, DSS Business from January 2013 to March 2014. He served as Vice President and General Manager, Asia Photovoltaic and Sapphire Equipment from February 2011 to January 2013, as Vice President, GT Solar Asia from May 2009 to February 2011, and as Vice President, Asia from June 2006 to May 2009. From November 2003 until June 2006, Mr. Ford served as General Manager of the Kayex division of SPX Corporation, or Kayex, a multi-industry manufacturer, in Rochester, New York. Mr. Ford served as Vice President Finance and then Acting President of Kayex from January 2001 until November 2003. He led a Sino-American joint venture in Hangzhou, China, where he established equipment production lines serving worldwide customers. Mr. Ford is a graduate of St. Bonaventure University and his professional background is in finance.

        David W. Keck—Executive Vice President, Solar Business.    Mr. Keck has served as Executive Vice President, Solar Business since March 2014, and served as Executive Vice President, Worldwide Sales and Services from January 2013 to March 2014. He served as Vice President and General Manager, Polysilicon from May 2009 to January 2013 and as Vice President, Silicon Development from April 2006 to May 2009. Prior to April 2006, he operated his own consulting business relating to the silicon industry. From 1991 to 2005, Mr. Keck was Vice President of Business Development, Plant Manager and Operations Manager at Advanced Silicon Materials Incorporated (ASIMI), one of the leading manufacturers of ultra-pure silicon. He focused on the manufacture of silane gas and polysilicon for wafer fabrication companies and semiconductor companies. During his tenure at ASIMI, Mr. Keck worked on two major expansions including having overall responsibility for commissioning and starting up ASIMI's green-field facility in Butte, Montana. Early in his tenure at ASIMI, he was responsible for the design and operation of equipment that produced silicon. Prior to joining ASIMI, from 1987 to 1989, he served as a thermodynamics engineer with Lockheed Missiles & Space Corporation, where he was responsible for the design and testing for heat transfer systems in spacecraft. Mr. Keck has a degree in chemical engineering from Montana State University and a Masters of Business Administration from the University of Washington.

        Hoil Kim—Vice President, Chief Administrative Officer, General Counsel and Secretary.    Mr. Kim has served as Chief Administrative Officer since February 2010, and as Vice President, General Counsel and Secretary since December 2008. Mr. Kim served as Vice President, Strategic Development of Cabot Corporation, a multinational specialty chemicals company, from 2003 to 2008, with responsibility for overseeing expansion projects and acquisition activities on a global basis, and as Vice President and General Counsel from 2000 to 2003. In his strategic development position at Cabot, Mr. Kim played a significant role in the expansion of Cabot's businesses in China, as well as leading a number of acquisition transactions. Mr. Kim also practiced law at Dewey Ballantine in New York and at Hale and Dorr in Boston. Mr. Kim holds a B.S. in Engineering and Applied Science from Yale University and received his J.D. cum laude from Georgetown University.

BENEFICIAL STOCK OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND PERSONS
OWNING MORE THAN FIVE PERCENT OF COMMON STOCK

        The following table shows the amount of GTAT common stock beneficially owned as of April 7, 2014 (unless otherwise indicated) by each person known by GTAT to own beneficially more than 5% of our outstanding common stock, by each director of GTAT, by each of our NEOs and by all directors, nominees for director and executive officers of GTAT as a group.

        The following table lists the number of shares and percentage of shares beneficially owned based on 136,380,781 shares of common stock outstanding as of April 7, 2014. Beneficial ownership is determined in accordance with the rules of the SEC, and generally includes voting power and/or investment power with respect to the securities held. Shares of our common stock subject to options currently exercisable or exercisable within 60 days of April 7, 2014 and restricted stock units that vest within 60 days of April 7, 2014 are deemed outstanding and beneficially owned by the person holding such options or restricted stock units, as applicable, for purposes of computing the number of shares and percentage beneficially owned by such person, but are not deemed outstanding for purposes of computing the percentage beneficially owned by any other person. Except as indicated in the footnotes to this table, and subject to applicable community property laws, the persons or entities named have sole voting and investment power with respect to all shares of our common stock shown as beneficially owned by them.

	Shares of Our Common Stock Beneficially Owned
Name	Number	Percentage
Five Percent Stockholders:
FMR LLC(1)	20,845,988	15.3%
Wellington Management Company, LLP(2)	12,671,332	9.3%
Blackrock, Inc.(3)	11,928,445	8.8%
The Vanguard Group, Inc.(4)	7,739,844	5.7%
Directors and Named Executive Officers:
Thomas Gutierrez(5)	838,205	*
Kenwardev Raja Singh Bal	—	*
Daniel W. Squiller	262,758	*
David W. Keck(6)	130,436	*
Hoil Kim(7)	140,105	*
Kathleen A. Cote(8)	57,617	*
J. Michal Conaway(8)	84,984	*
Ernest L. Godshalk(8)	67,552	*
Matthew E. Massengill(9)	129,999	*
Noel G. Watson(8)	93,984	*
Robert E. Switz(10)	67,527	*
Thomas Wroe, Jr(8)	40,828	*
All directors and executive officers as a group (13 persons)(11)	2,065,071	1.5%

*
Denotes less than one percent.

(1)
Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC. As of December 31, 2013, FMR LLC was deemed to be the beneficial owner of 20,845,988 shares, with sole dispositive power over all shares, and sole voting power over 6,694,963 shares. FMR LLC is located at 245 Summer Street, Boston, Massachusetts 02210.

(2)
Based on information contained in a Schedule 13G/A filed with the SEC on February 14, 2014 by Wellington Management Company, LLP. As of December 31, 2013, Wellington Management Company, LLP was deemed to be the beneficial owner of 12,671,332 shares, with dispositive power over all shares, and shared voting power over 7,929,689 shares. Wellington Management Company, LLP is located at 280 Congress Street, Boston, Massachusetts 02210.

(3)
Based on information contained in a Schedule 13G/A filed with the SEC on January 29, 2014 by BlackRock, Inc. As of December 31, 2013, BlackRock, Inc. was deemed to be the beneficial owner of 11,928,445 shares, with sole dispositive power over all shares, and sole voting power over 11,514,504 shares. BlackRock, Inc. is located at 40 East 52nd Street, New York, New York 10022.

(4)
Based on information contained in a Schedule 13G/A filed with the SEC on February 11, 2014 by the Vanguard Group, Inc. As of December 31, 2013, The Vanguard Group, Inc. was deemed to be the beneficial owner of 7,739,844 shares, with sole dispositive power over 7,549,725 shares, and sole voting power over 190,119 shares. The Vanguard Group, Inc. is located at 100 Vanguard Boulevard, Malvern, Pennsylvania 19355.

(5)
Includes options to purchase 451,216 shares of common stock exercisable on or prior to 60 days following April 7, 2014, 69,086 performance-based restricted stock units and 81,274 time-based restricted stock units which vest on or prior to 60 days following April 7, 2014.

(6)
Includes options to purchase 7,660 shares of common stock exercisable on or prior to 60 days following April 7, 2014, 12,192 performance-based restricted stock units and 31,857 time-based restricted stock units which vest on or prior to 60 days following April 7, 2014.

(7)
Includes options to purchase 52,789 shares of common stock exercisable on or prior to 60 days following April 7, 2014, 12,192 performance-based restricted stock units and 30,133 time-based restricted stock units which vest on or prior to 60 days following April 7, 2014.

(8)
Includes 27,714 restricted stock units which vest on or prior to 60 days following April 7, 2014.

(9)
Includes 45,035 restricted stock units which vest on or prior to 60 days following April 7, 2014.

(10)
Includes 31,015 restricted stock units which vest on or prior to 60 days following April 7, 2014.

(11)
Includes options to purchase 522,005 shares of common stock exercisable on or prior to 60 days following April 7, 2014, 105,662 performance-based restricted stock units and 393,762 time-based restricted stock units which vest on or prior to 60 days following April 7, 2014.

TRANSACTIONS WITH RELATED PERSONS

Statement of Policy Regarding Transactions with Related Persons

        On June 30, 2008, our Board of Directors adopted a statement of policy regarding transactions with related persons, which we refer to as our "related person policy." Our related person policy requires that a "related person" (as defined as in paragraph (a) of Item 404 of Regulation S-K) must promptly disclose to our General Counsel any "interested transaction" (defined as any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $120,000 in any calendar year, (2) we or one of our subsidiaries are a participant, and (3) any related person has or will have a direct or indirect interest, other than solely as a result of being a director or a less than ten percent (10%) beneficial owner of another entity) and all material facts with respect thereto. Our General Counsel will then promptly communicate that information to the Board of Directors. No interested transaction will be consummated or will continue without the approval or ratification of the Audit Committee. In determining whether to approve or ratify an interested transaction, the Audit Committee will take into account, among other factors it deems appropriate, whether the interested transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances and the extent of the related person's interest in the transaction. It is our policy that, except as provided in our amended and restated certificate of incorporation, directors interested in an interested transaction will recuse themselves from any vote of an interested transaction in which they have an interest.

        We did not enter into any "interested transaction" as described above with our officers, directors or principal stockholders in Fiscal 2013.

AUDIT COMMITTEE MATTERS

Audit Committee Report

Review of Audited Financial Statements with Management

        The Audit Committee reviewed and discussed with management GTAT's audited consolidated financial statements for Fiscal 2013.

Review of Financial Statements and Other Matters with Independent Accountant

        The Audit Committee discussed with Deloitte & Touche LLP the matters required to be discussed by SEC Regulation S-X Rule 2-07 and Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended (AICPA Professional Standards, Vol. 1. AU section 380), as adopted by the PCAOB. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, and discussed with Deloitte & Touche LLP its independence from GT Advanced Technologies Inc.

Recommendation that Financial Statements be Included in the Annual Report

        Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in GTAT's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 for filing with the SEC.

J. Michal Conaway, Chairman
Kathleen A. Cote
Robert E. Switz

 Principal Accountant Services and Fees

        Deloitte & Touche LLP was GTAT's independent registered accounting firm for Fiscal 2013 and the Transition Period. Fees for professional services rendered by Deloitte & Touche LLP were as follows:

Services Rendered	Fiscal 2013	Nine-Month Period Ended 12/31/12
Audit Fees(1)	$2,486,768	$2,154,906
Audit-Related Fees(2)	—	—
Tax Fees(3)	—	—
All Other Fees(4)	2,200	—

Total Fees	$2,488,968	$2,154,906

(1)
Audit fees include professional services for the audit of GTAT's consolidated financial statements included in the Annual Report or Transition Report on Form 10-K, and Registration Statements on Form S-3 and review of financial statements included in GTAT's Quarterly Reports on Form 10-Q, performance of a statutory audit of GTAT's Hong Kong subsidiary and consultations regarding on-going financial accounting matters.

(2)
Audit-related fees consist of fees related to transaction due diligence services.

(3)
No tax fees were paid in Fiscal 2013 or the Transition Period.

(4)
All Other Fees consist of professional services other than services reported above, including fees for our subscription to Deloitte & Touche LLP's on-line accounting research tool.

        Deloitte & Touche LLP is continuing to serve as our independent registered public accounting firm. Representatives from Deloitte & Touche LLP are expected to be present at the 2014 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from GTAT's stockholders.

Audit Committee Pre-Approval Policy

        Pursuant to its charter, all auditing, internal control related and permitted non-audit services provided by the independent auditor (including fees and terms thereof) requires the prior approval of the Audit Committee. The Audit Committee does not engage the independent auditor to perform any non-audit services which would adversely affect its independence or are prohibited by law or regulation. On November 12, 2009, the Audit Committee adopted an audit and non-audit services pre-approval policy. The policy provides that any audit, audit related, tax and all other services consistent with applicable law, rule and regulation shall be subject to prior approval at any Audit Committee meeting, and that the Audit Committee may properly delegate to any one member of the Committee the authority to approve the type of service with respect to which pre-approval is required, and that such delegation is effective for twelve months thereafter.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Introduction

        The Audit Committee of the Board of Directors has appointed Deloitte & Touche LLP to serve as GTAT's independent registered public accounting firm for its fiscal year ending December 31, 2014.

        The Sarbanes-Oxley Act of 2002 and the Audit Committee Charter require the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work of the independent registered public accounting firm. However, the Board of Directors is submitting the appointment of Deloitte & Touche LLP to the stockholders for ratification as a matter of good corporate practice. Should the stockholders fail to ratify the appointment of Deloitte & Touche LLP, the Audit Committee may reconsider the appointment and may retain Deloitte & Touche LLP or another accounting firm without resubmitting the matter to stockholders. Even if the stockholders ratify the appointment of Deloitte & Touche LLP, the Audit Committee may select another firm if it determines such selection to be in the best interest of GTAT and its stockholders.

        Representatives from Deloitte & Touche LLP are expected to be present at the 2014 Annual Meeting. The representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from GTAT's stockholders.

        A summary of the audit fees paid to Deloitte & Touche LLP for Fiscal 2013 is set forth on page 60.

Recommendation

        The Board of Directors recommends that you vote "FOR" the ratification of the Audit Committee's appointment of Deloitte & Touche LLP as GTAT's independent registered public accounting firm for the fiscal year ending December 31, 2014.

PROPOSAL 3—ADVISORY VOTE ON EXECUTIVE COMPENSATION

        The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 requires the Company's stockholders to vote to approve, on an advisory or non-binding basis, the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules.

        The Compensation Committee has adopted and implemented a "pay-for-performance" philosophy that forms the foundation of all decisions regarding compensation of our executives. The goal of our executive compensation program is to attract, retain and reward talented and hard-working individuals in a highly competitive business environment. Our annual and long-term incentive compensation strategy is performance-oriented and is designed to link our business objectives, specific financial performance objectives and the enhancement of stockholder returns with the compensation of our executives, including our NEOs.

        We have adopted the following specific compensation practices, among others, as means of implementing this "pay-for-performance" philosophy:

  •
  A significant portion of executive officer compensation is made through equity-based awards. A significant portion of the equity awards granted in the Fiscal 2013 were performance-based and the Company has to achieve a target stock price increases, as well as meet certain performance obligations under the Company's agreement with Apple and meet a certain future revenue target. In addition, all of our equity awards awarded in Fiscal 2013 have significant vesting periods designed to encourage our employees and executives to focus on the long-term performance of our stock price. Our restricted stock unit awards generally vest over two, three or four years. We set a goal each year to keep the shareholder dilution related to our equity ownership program at a percentage consistent with that of our industry.

  •
  Cash incentive bonuses are aligned closely with company performance. We tie bonuses payable under our incentive plans to those financial metrics that we believe are aligned with increasing shareholder value. We cap bonus payments under our performance incentive plan at two times the target bonus. No bonus was paid under the 162(m) Incentive Plan for Fiscal 2013. The Compensation Committee, however, reviewed the Company's financial and strategic performance during Fiscal 2013 to determine whether no bonus payment was appropriate. The Committee ultimately decided that, given the operational and strategic successes achieved by the Company in a challenging economic environment, the Company executives should receive a bonus payment in recognition of their performance. In making its decision to award a discretionary bonus for Fiscal 2013, the Committee considered the following factors: (i) the Company maintaining its position as a technology, innovation and market leader in the polysilicon, PV and sapphire markets, (ii) entering into the MDSA and Prepayment Agreement with Apple, (iii) the success in further diversifying the Company's product portfolio, (iv) the acquisition of the business of Thermal Technologies and (v) operating the Company in manner that has resulted in significant increases in shareholder value despite the challenges faced in the Company's primary markets.

  •
  Our policy regarding equity ownership guidelines for certain executives require that our executive officers retain a certain amount of shares (including those received upon the exercise of options or the vesting of restricted stock unit awards).

We only provide limited perquisites to our executives.

        In addition, we:

  •
  prohibit the repricing of stock options without prior stockholder approval;

  •
  prohibit the payment of dividends on a performance award until the award is actually earned;

  •
  have a clawback policy covering executive officers;

  •
  do not include excise tax gross-ups in our change in control termination benefits;

  •
  have double-trigger change in control equity acceleration that requires termination of employment; and

  •
  under our insider trading policy, prohibit hedging transactions, holding Company stock in margin accounts and pledging Company stock as collateral for loans.

        Please refer to the Compensation Discussion and Analysis section of this Proxy Statement for an overview and details of the compensation paid to our NEOs.

        We are asking for stockholder approval of the compensation of our NEOs as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the disclosures under "Executive Compensation Matters—Compensation Discussion and Analysis," the compensation tables and the narrative discussion contained therein. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs.

        This vote is advisory and therefore not binding on the Company, the Compensation Committee, or the Board. The Board and the Compensation Committee value the opinions of our stockholders. We will consider the results of the voting, and the Compensation Committee will evaluate whether any actions should be taken.

Recommendation

        Our Board of Directors recommends that you vote "FOR" our Fiscal 2013 executive compensation.

OTHER INFORMATION

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires our executive officers and directors, and persons who beneficially own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC and to furnish us with copies of the forms they file. Based on our review of filings made with the SEC and representations made by our directors and executive officers, we believe that all of our directors and executive officers timely filed all reports that were required to be filed under Section 16(a) during the fiscal year ended December 31, 2013, except that seven reports, covering a total of seven transactions were filed late by Messrs. Gutierrez, Gaynor, Squiller, Keck, Kim, Jeffrey Ford and Vikram Singh.

Stockholder Proposals and Director Nominations

        Stockholder proposals for the 2015 Annual Meeting of Stockholders (the "2015 Annual Meeting") must be received at our principal executive offices by December 23, 2014, and must otherwise comply with the SEC's rules, to be considered for inclusion in our proxy materials relating to our 2015 Annual Meeting.

        If you intend to present a proposal at the 2015 Annual Meeting, or if you want to nominate one or more directors at the 2015 Annual Meeting, you must comply with the advance notice provisions of GTAT's By-Laws. If you intend to present a proposal at the 2015 Annual Meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Secretary at the address below. The Secretary must receive this notice no earlier than February 4, 2015 and no later than March 6, 2015.

        You may contact our Secretary at our principal executive offices for a copy of the relevant By-Law provisions regarding the requirements for making stockholder proposals and nominating director candidates. Our By-Laws are also available on our website at www.gtat.com.

        Proponents must submit notices of proposals and nominations in writing to the following address:

Secretary
GT Advanced Technologies Inc.
243 Daniel Webster Highway
Merrimack, New Hampshire 03054

        All proposals should be submitted by certified mail, return receipt requested. The Secretary will forward the notices of proposals and nominations to the Nominating and Corporate Governance Committee for consideration.

Annual Report on Form 10-K

        We are providing without charge, to each person from whom a proxy is solicited, a copy of our Annual Report on Form 10-K for Fiscal 2013, including the financial statements and schedules. To request an additional copy of the Annual Report on Form 10-K, please write to Secretary, GT Advanced Technologies Inc., 243 Daniel Webster Highway, New Hampshire, 03054.

 Solicitation of Proxies

        The cost of soliciting proxies in the enclosed form will be borne by GTAT. In addition to solicitation by mail, officers and other employees of GTAT may solicit proxies personally, by telephone and by facsimile. GTAT may request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse them for their expenses in so doing.

        Broadridge Financial Solutions, Inc., or Broadridge, will assist us with the distribution of proxy materials. We estimate that we will pay Broadridge approximately $60,000 for its services plus out-of-pocket expenses. We have retained Morrow & Co., LLC, or Morrow, for proxy advisory and solicitation services. We will pay Morrow approximately $5,000 for its services plus out-of-pocket expenses. We may ask Morrow to solicit proxies on our behalf by telephone for a fee of $6.50 per shareholder for each completed phone call. Morrow may solicit proxies by personal interview, mail and telephone.

Miscellaneous

        The management does not know of any matters to be presented at the 2014 Annual Meeting other than those set forth in the Notice of Annual Meeting of Stockholders. However, if any other matters properly come before the 2014 Annual Meeting, the persons named in the enclosed form of proxy intend to vote the shares to which the proxy relates on such matters in accordance with their best judgment.

Important Notice Regarding the Availability of Proxy Materials for the 2014 Annual Meeting
to be Held on June 4, 2014
This proxy statement and our Annual Report on Form 10-K are available at the
Investor Relations section of our website (www.gtat.com) and can be accessed directly at the following Internet address: http://investor.gtat.com.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

        Some banks, brokers and other nominee record holders may be participating in the practice of "householding" proxy statements and annual reports. This means that only one copy of our proxy statement and annual report may have been sent to multiple stockholders in your household. We will promptly deliver a separate copy of either document to you if you contact us at the following address or telephone number: Investor Relations Department, GT Advanced Technologies Inc., 243 Daniel Webster Highway, Merrimack, New Hampshire, 03054, telephone: (603) 883-5200. If you want to receive separate copies of the proxy statement or annual report to stockholders in the future, or if you are receiving multiple copies and would like to receive only one copy per household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. X GT ADVANCED TECHNOLOGIES INC. 01T8RB 1 U PX + Annual Meeting Proxy Card . Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below C NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. Date (mm/dd/yyyy) — Please print date below. + B Non-Voting Items A Proposals — The Board of Directors recommends a vote “FOR” EACH NOMINEE LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. For Against Abstain 2. Ratification of the appointment of Deloitte & Touche LLP as independent registered public accounting firm of the Company for the fiscal year ending December 31, 2014. Transaction of such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. For Against Abstain 3. Advisory approval of the Company’s executive officer compensation. Change of Address — Please print new address below. Comments — Please print your comments below. 01 - J. Michal Conaway 04 - Thomas Gutierrez 07 - Noel G. Watson 02 - Kathleen A. Cote 05 - Matthew E. Massengill 08 - Thomas Wroe, Jr. 03 - Ernest L. Godshalk 06 - Robert E. Switz 1. ELECTION OF DIRECTORS For Withhold For Withhold For Withhold IMPORTANT ANNUAL MEETING INFORMATION Nominees: qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 PM, Eastern Time, on June 3, 2014. Vote by Internet • Go to www.investorvote.com/GTAT • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message

. Annual Meeting of Stockholders – June 4, 2014 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY The undersigned hereby appoints Thomas Gutierrez, Kanwardev Raja Singh Bal, and Hoil Kim, and each of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote all the shares of GT Advanced Technologies Inc. Common Stock which the undersigned is entitled to vote as provided on the other side of this proxy card and, in their discretion, upon such other business as may properly come before the Annual Meeting of Stockholders of the Company to be held June 4, 2014 or at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting. THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” EACH NOMINEE LISTED IN PROPOSAL 1 AND “FOR” PROPOSALS 2 AND 3. (Continued and to be marked, dated and signed, on the other side) Proxy — GT ADVANCED TECHNOLOGIES INC. Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Stockholders to be held on June 4, 2014. The Proxy Statement and the Annual Report on Form 10-K for the fiscal year ended December 31, 2013 are available at: http://investor.gtat.com qIF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q